Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

DATED AS OF

MARCH 29, 2012

BY AND BETWEEN

S&T BANCORP, INC.,

AND

GATEWAY BANK OF PENNSYLVANIA

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TABLE OF CONTENTS (cont’d)

Exhibit	A Form of Voting Agreement

Exhibit	B Form of Joinder to the Agreement and Plan of Merger

Schedule	I Certain Shareholders

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of March 29, 2012 (this “Agreement”), is by and between S&T Bancorp, Inc. (“Parent”), a Pennsylvania corporation, having its principal place of business at 800 Philadelphia Street, Indiana, Pennsylvania 15701-3921, and Gateway Bank of Pennsylvania (“Seller”), a Pennsylvania state-chartered bank, having its principal place of business at 3402 Washington Road, McMurray, Pennsylvania 15317.

RECITALS

A. The Proposed Transaction. The parties intend to effect a business combination through the merger of Seller with and into Purchaser (the “Merger”). For purposes of this Agreement, “Purchaser” shall mean an interim state-chartered bank and wholly owned subsidiary of Parent, to be formed after the date hereof and prior to the Closing. Following the Merger, Parent intends that Purchaser, as the surviving bank in the Merger, shall be merged with and into Bank (as defined below) as soon as practicable.

B. Board Determination. The respective boards of directors of Parent and Seller have each determined that the Merger and the other transactions contemplated hereby are consistent with and will further their respective business strategies and goals and are in the best interests of their respective shareholders and, therefore, have approved the Merger, this Agreement and the plan of merger contained in this Agreement.

C. Intended Tax Treatment. The parties intend the Merger to qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and intend for this Agreement to constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

D. Voting Agreement. Parent has required, as a condition to its willingness to enter into this Agreement, that each of the directors and executive officers of Seller identified on Schedule I hereto each enter into a Voting Agreement, dated as of the date hereof, substantially in the form attached as Exhibit A (the “Voting Agreement”).

NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants, representations, warranties and agreements contained herein, intending to be legally bound hereby, the parties agree as follows:

ARTICLE I —

CERTAIN DEFINITIONS

Section 1.01 Certain Definitions. The following terms are used in this Agreement with the meanings set forth below (such meaning to be equally applicable to both the singular and plural forms of the term defined):

“Acquisition Proposal” has the meaning set forth in Section 6.06(a).

“Advisory Board” has the meaning set forth in Section 6.14.

“Affiliate Agreements” has the meaning set forth in Section 5.02(k)(i)(N).

“Agreement” means this Agreement, as amended or modified from time to time in accordance with Section 9.02.

“Bank” means S&T Bank, a banking corporation organized under the laws of the Commonwealth of Pennsylvania and a wholly-owned subsidiary of Purchaser.

“Banking Department” means the Pennsylvania Department of Banking.

“Banking Code” means the Banking Code of 1965 of the Commonwealth of Pennsylvania.

“BHC Act” means the Bank Holding Company Act of 1956, as amended.

“Cash Consideration” has the meaning set forth in Section 3.01(a)(i).

“Claim” has the meaning set forth in Section 6.12(i).

“Closing” has the meaning set forth in Section 2.03.

“Closing Date” has the meaning set forth in Section 2.03.

“Code” has the meaning set forth in Recital C.

“Common Stock Consideration” has the meaning set forth in Section 3.01(a)(i).

“Common Stock Exchange Ratio” has the meaning set forth in Section 3.01(a)(i).

“Company-Owned Stock” shall mean shares of Seller Common Stock held by Seller or any of its Subsidiaries or by Purchaser or any of its Subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted in good faith.

“Continuing Employees” has the meaning set forth in Section 6.12(a).

“Covered Parties” has the meaning set forth in Section 6.12(j).

“CRA” has the meaning set forth in Section 5.02(j)(i).

“Disclosure Schedule” has the meaning set forth in Section 5.01.

“Disqualified Individual” has the meaning set forth in Section 6.12(g).

“Dissenting Seller Shares” has the meaning set forth in Section 3.01(d).

“Effective Date” means the date on which the Effective Time occurs, as provided for in Section 2.03.

“Effective Time” means the time on the Effective Date as provided for in Section 2.02.

“Environmental Laws” means all applicable local, state and federal environmental, health and safety laws and regulations, including, without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Federal Clean Air Act, and the Occupational Safety and Health Act, each as amended, the regulations promulgated thereunder, and their respective state counterparts.

“EPCRS” has the meaning set forth in Section 5.02(m)(vii).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 5.02(m)(i).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Exchange Agent” has the meaning set forth in Section 6.06(a).

“FDIA” has the meaning set forth in Section 5.02(a).

“FDIC” means the Federal Deposit Insurance Corporation.

“FRB” means the Board of Governors of the Federal Reserve System and/or the Federal Reserve Bank of Cleveland, acting under delegated authority.

“GAAP” means generally accepted accounting principles in the United States applied on a consistent basis.

“Governmental Authority” means any court, administrative agency or commission or other federal, state or local governmental authority or instrumentality.

“Hazardous Material” means, collectively, (i) any “hazardous substance” as defined by CERCLA, (ii) any “hazardous waste” as defined by the Resource Conservation and Recovery Act, as amended through the date hereof, and (iii) other than common office supplies, any pollutant or contaminant or hazardous, dangerous or toxic chemical, material or substance within the meaning of any other applicable Federal, state or local law, regulation, ordinance or requirement (including consent decrees and administrative orders) relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material, all as now in effect.

“Indemnified Parties” has the meaning set forth in Section 6.12(i).

“Information” has the meaning set forth in Section 6.20.

“Insurance Amount” has the meaning set forth in Section 6.12(k).

“IRS” means the Internal Revenue Service.

“Joinder” has the meaning set forth in Section 6.22.

The term “knowledge” means the actual knowledge after reasonable investigation (i) with respect to Seller, by the directors of Seller and any officer with the title of not less than a vice president and (ii) with respect to Parent, Purchaser or Bank, by any officer with the title of not less than a senior vice president.

“Letter of Transmittal” has the meaning set forth in Section 3.04(b).

“Lien” means any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance of any kind.

“Material Adverse Effect” means, with respect to Seller or Parent, any effect that (i) is material and adverse to the financial position, results of operations or business of Seller and its Subsidiaries taken as a whole, or Parent and its Subsidiaries taken as a whole, respectively, or (ii) would materially impair the ability of either Seller or Parent to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that in determining whether a Material Adverse Effect has occurred there shall be excluded any effect on the referenced party due to (i) any change in banking or similar laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities to the extent not affecting such party to a materially greater extent than it affects other Persons in the banking business, (ii) any change in GAAP or regulatory accounting requirements applicable to financial institutions or their holding companies generally, (iii) any change, circumstance, development, condition or occurrence in economic, business, or financial conditions generally or affecting the banking business, including changes in interest rates to the extent not affecting such party to a materially greater extent than it affects other Persons in the banking business, (iv) actions and omissions of a party hereto (or any of its Subsidiaries) taken at the direction of the other party in contemplation of the transactions contemplated hereby or taken as specifically provided in this Agreement, (v) the direct effects of the announcement of this Agreement and compliance with its terms on the operating performance of the party, including expenses incurred by such party in consummating the transactions contemplated by this Agreement, and (vi) any item Previously Disclosed in a party’s Disclosure Schedule.

“Material Contracts” has the meaning set forth in Section 5.02(k)(ii).

“Merger” has the meaning set forth in Recital A.

“Merger Consideration” has the meaning set forth in Section 3.01(a).

“Nasdaq” means The Nasdaq Stock Market, Inc.

“New Certificates” has the meaning set forth in Section 3.04(a).

“Old Certificates” has the meaning set forth in Section 3.04(a).

“PBCL” means the Pennsylvania Business Corporation Law.

“Parent” has the meaning set forth in the preamble to this Agreement.

“Parent Capital Stock” collectively means the Parent Common Stock and Parent Preferred Stock.

“Parent Common Stock” means the common stock, $2.50 par value, of Parent.

“Parent Preferred Stock” means the preferred stock, no par value, of Parent.

“Parent SEC Documents” has the meaning set forth in Section 5.03(f)(i).

“Parent Share Price” has the meaning set forth in Section 3.01(a)(i).

“Parent Welfare Plans” has the meaning set forth in Section 6.12(a).

“Person” has the meaning set forth in Section 5.02(k)(i)(D).

“Plans” has the meaning set forth in Section 5.02(m)(i).

“Previously Disclosed” by a party shall mean information set forth in its Disclosure Schedule. Disclosure of any information, agreement, or other item in a party’s Disclosure Schedule referenced by a particular Section in this Agreement shall, should the existence of such information, agreement, or other item or its contents be relevant to any other Section, be deemed to be disclosed with respect to that Section if such information is explicitly discussed in that Section of the Disclosure Schedule or if such other Section shall be cross-referenced in another Section of the Disclosure Schedule.

“Proxy/Prospectus” has the meaning set forth in Section 6.03(a).

“Purchaser” has the meaning set forth in Recital A to this Agreement.

“Purchaser Articles” means the Articles of Incorporation of Purchaser.

“Purchaser Bylaws” means the Bylaws of Purchaser.

“RAP Cycle” has the meaning set forth in Section 5.02(m)(vii).

“Registration Statement” has the meaning set forth in Section 6.03(a).

“Regulatory Authority” shall mean any federal or state governmental agency or authority charged with the supervision or regulation of financial institutions and their subsidiaries (including their holding companies) or issuers of securities (including, without limitation, the Banking Department, the FRB, the FDIC, the Department of the Treasury and the SEC).

“Representatives” has the meaning set forth in Section 6.06(a).

“Rights” means, with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such Person.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Seller” has the meaning set forth in the preamble to this Agreement.

“Seller Articles” means the Articles of Incorporation of Seller, as amended.

“Seller Board” means the Board of Directors of Seller.

“Seller Bylaws” means the Bylaws of Seller.

“Seller Common Stock” means the common stock, par value $0.01 per share, of Seller.

“Seller Common Shareholders” means the holders of the Seller Common Stock.

“Seller Financial Statements” has the meaning set forth in Section 5.02(g)(i).

“Seller Meeting” has the meaning set forth in Section 6.02.

“Seller Off Balance Sheet Transaction” has the meaning set forth in Section 5.02(u).

“Seller Stock Option” has the meaning set forth in Section 3.06.

“Seller Welfare Plans” has the meaning set forth in Section 6.12(a).

“Seller 401(k) Plan” means the Gateway Bank 401(k) Plan.

“Significant Subsidiary” has the meaning set forth in Section 6.06(a).

“Subsidiary,” “Subsidiaries” and “Significant Subsidiary” have the meanings ascribed to them in Rule 1-02 of Regulation S-X of the SEC.

“Surviving Corporation” has the meaning set forth in Section 2.01.

“Takeover Laws” has the meaning set forth in Section 5.02(o).

“Takeover Provisions” has the meaning set forth in Section 5.02(o).

“Tax” or “Taxes” means any and all federal, state, local or foreign taxes, charges, fees, levies, duties, tariffs, imposts, other assessments and other similar fees or similar charges, however denominated (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto), the liability for which is imposed by any government or taxing authority, by contractual agreement, as a result of being a member of any affiliated, consolidated, combined, unitary or similar group, as a successor to or transferee of another person, or otherwise including, without limitation, all income, franchises, windfall or other profits, gross receipts, license, property, sales, use, service, service use, capital stock, payroll, employment, social security, disability, severance, workers’ compensation, employer health, unemployment compensation, net worth, excise, withholding, estimated, severance, occupation, customs, duties, fees, ad valorem, property, environmental, stamp, transfer, value added, gains, license, registration, recording and documentation fees or other taxes, custom duties, fees, assessments or charges of any kind whatsoever.

“Tax Return” or “Tax Returns” means returns, declarations, reports, statements, elections, estimates, claims for refund, information returns or other documents (including, without limitation, any related or supporting schedules, exhibits, statements or information, any amendment to the foregoing, and any sales and use and resale certificates) filed or required to be filed in connection with the determination, assessment, payment, deposit, collection or reporting of any Taxes of any party or the administration of any laws, regulations or administrative requirements relating to any Taxes.

“Termination Fee” has the meaning set forth in Section 8.03(a).

“Voting Agreement” has the meaning set forth in Recital D to this Agreement.

ARTICLE II —

THE MERGER

Section 2.01 The Merger. At the Effective Time, (i) Seller shall be merged with and into Purchaser, and (ii) the separate corporate existence of Seller shall cease and Purchaser shall survive and continue to exist as a wholly-owned subsidiary of Parent (Purchaser, as the surviving corporation in the Merger, sometimes being referred to herein as the “Surviving Corporation”). The Purchaser Articles, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation, and the Purchaser Bylaws, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation. Parent may at any time prior to the Effective Time change the method of effecting the Merger (including, without limitation, the provisions of this Article II) if and to the extent it deems such change to be necessary, appropriate or desirable; provided, however, that no such change shall (i) alter or change the amount or kind of consideration to be issued to holders of Seller Common Stock as provided for in Article III of this Agreement (subject to adjustment as provided in Section 3.05), (ii) adversely affect the tax treatment of the Merger as a reorganization under Section 368(a) of the Code, or (iii) materially impede or delay consummation of the transactions contemplated by this Agreement.

Section 2.02 Effectiveness of the Merger. Subject to the satisfaction or waiver of the conditions set forth in ARTICLE VII, the Merger shall become effective upon the occurrence of the filing of articles of merger with the Department of State of the Commonwealth of Pennsylvania in accordance with Section 1605 of the Banking Code, or such later date and time as may be set forth in such filings (the time the Merger becomes effective on the Effective Date being referred to as the “Effective Time”).

Section 2.03 Effective Date and Effective Time. Subject to the satisfaction or waiver of the conditions set forth in ARTICLE VII, the closing of the Merger (the “Closing”) will take place at such location as the parties may mutually agree at 11:00 a.m., or another mutually agreeable time, on (i) the date designated by Purchaser that is within five (5) days following the satisfaction or waiver of the conditions set forth in ARTICLE VII, other than those conditions that by their nature are to be satisfied at the Closing (the “Effective Date”); provided, however, that no such election shall cause the Effective Date to fall after the date specified in Section 8.01(c) hereof or after the date or dates on which any Regulatory Authority approval or any extension thereof expires, or (ii) such other date to which the parties may agree in writing (the “Closing Date”).

ARTICLE III —

CONSIDERATION; EXCHANGE PROCEDURES

Section 3.01 Merger Consideration.

(a) Consideration

(i) Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any Person, each share of Seller Common Stock (excluding Company-Owned Stock) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive (i) $3.08 in cash without interest (the “Cash Consideration”) and (ii) an amount of Parent Common Stock equal to the quotient, carried to four decimal places (the “Common Stock Exchange Ratio”) of (A) $9.22 divided by (B) the Parent Share Price (as defined below) of a share of Parent Common Stock (the “Common Stock Consideration”); provided, however, that in no event may the Common Stock Exchange Ratio be less than .3810 or greater than .4657. If the Common Stock Exchange Ratio otherwise would be less than .3810 or greater than .4657, then .3810 or.4657, respectively, shall be used. For purposes of this Agreement, the “Parent Share Price” of the Parent Common Stock shall be the average of the high and low sale prices of Parent Common Stock (as reported on Nasdaq or, if not reported thereon, in another authoritative source) for each trading day during the ten (10) trading day period ending the trading day prior to the Closing.

(ii) The Cash Consideration and Common Stock Consideration are sometimes referred to herein collectively as the “Merger Consideration.”

(b) Company-Owned Stock. Each share of Seller Common Stock held as Company-Owned Stock immediately prior to the Effective Time shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

(c) Outstanding Parent Common Stock. Each share of Parent Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and unaffected by the Merger.

(d) Dissenting Seller Common Shareholders.

(i) The outstanding shares of Seller Common Stock, the holders of which have timely filed written notices of intention to demand appraisal for their shares (“Dissenting Seller Shares”) pursuant to Subchapter D of the PBCL and have not effectively withdrawn or lost their dissenters’ rights under the PBCL, shall not be converted into or represent a right to receive the Merger Consideration under this Agreement, and the holders thereof shall be entitled only to such rights as are granted by Subchapter D of the PBCL.

(ii) If any such holder of Seller Common Stock shall have failed to perfect or effectively shall have withdrawn or lost such right, the Dissenting Seller Shares held by such holder shall be converted into a right to receive the Merger Consideration in accordance with the applicable provisions of this Agreement.

(iii) All payments in respect of Dissenting Seller Shares, if any, will be made by Parent.

(e) Tax Treatment of the Merger. For federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under Section 368(a) of the Code and, notwithstanding anything to the contrary contained herein, if necessary to assure that the Merger will satisfy continuity of interest requirements under applicable federal income tax principles relating to reorganizations under Section 368(a) of the Code, as mutually determined by counsel to Parent and counsel to Seller, Parent shall increase the number of outstanding shares of Seller Common Stock that will be converted into Parent Common Stock in the Merger and reduce the number of outstanding shares of Seller Common Stock that will be converted into the right to receive cash in the Merger.

Section 3.02 Rights as Shareholders; Stock Transfers. At the Effective Time, holders of Seller Common Stock shall cease to be, and shall have no rights as, shareholders of Seller, other than to receive any dividend or other distribution with respect to such Seller Common Stock with a record date occurring prior to the Effective Time and the consideration provided under this ARTICLE III. After the Effective Time, there shall be no transfers on the stock transfer books of Seller or the Surviving Corporation of any shares of Seller Common Stock.

Section 3.03 Fractional Shares. Notwithstanding any other provision hereof, no fractional shares of Parent Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger; instead, Parent shall pay to each holder of Seller Common Stock who would otherwise be entitled to a fractional share of Parent Common Stock (after taking into account all Old Certificates (as defined below) delivered by such holder) an amount in cash (without interest) determined by multiplying such fractional share of Parent Common Stock to which the holder would be entitled by the Parent Share Price.

Section 3.04 Exchange Procedures.

(a) At or immediately prior to the Effective Time, Parent shall deposit in an escrow account of American Stock Transfer and Trust Company (the “Exchange Agent”) at the Bank, for the benefit of the holders of certificates formerly representing shares of Seller Common Stock (“Old Certificates”) an amount of cash necessary to make payments of cash to be paid as part of the Merger Consideration (together with any dividends or distributions with a record date occurring on or after the Effective Date with respect thereto without any interest on any such cash, dividends or distributions) and shall provide the Exchange Agent with the irrevocable authorization to issue sufficient shares of Parent Common Stock (“New Certificates”) for those shares of Seller Common Stock being exchanged for Parent Common Stock in accordance with this ARTICLE III.

(b) As promptly as practicable after the Effective Date, but in any event within five business days after the Effective Date, the Exchange Agent shall mail to each holder of an Old Certificate transmittal materials (the “Letter of Transmittal”) for use in exchanging their Old Certificates for New Certificates and cash. The Letter of Transmittal will contain instructions with respect to the surrender of the Old Certificates and the receipt of the Merger Consideration in exchange therefor. Upon the shareholder’s delivery to the Exchange Agent of Old Certificates owned by such shareholder representing shares of Seller Common Stock (or an indemnity affidavit reasonably satisfactory to Parent and the Exchange Agent, if any, if such certificates are lost, stolen or destroyed), and the duly completed Letter of Transmittal, the Exchange Agent shall cause New Certificates into which such shares of Seller Common Stock are converted on the Effective Date to be delivered to such shareholder and a check in respect of cash to be paid as part of the Merger Consideration (and in respect of any fractional share interests, dividends or distributions that such shareholder shall be entitled to receive). No interest will be paid on any such cash to be paid in lieu of fractional share interests or in respect of dividends or distributions that any such shareholder shall be entitled to receive pursuant to this ARTICLE III.

(c) Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to any former holder of Seller Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(d) No dividends or other distributions with respect to Parent Common Stock with a record date occurring on or after the Effective Date shall be paid to the record holder of any unsurrendered Old Certificate representing shares of Seller Common Stock converted in the Merger into the right to receive shares of such Parent Common Stock until the holder thereof receives New Certificates in exchange therefor in accordance with the procedures set forth in this Section 3.04. After becoming so entitled in accordance with this Section 3.04, the record holder thereof also shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Parent Common Stock, and which such holder had the right to receive upon surrender of the Old Certificates.

Section 3.05 Anti-Dilution Provisions. In the event Parent changes the number of shares of Parent Common Stock issued and outstanding between the date hereof and the Effective Date as a result of a stock split, stock dividend, extraordinary dividend, recapitalization, reclassification, split up, combination, exchange of shares, readjustment or similar transaction and the record date therefor shall be prior to the Effective Date, the Common Stock Exchange Ratio shall be proportionately adjusted. In addition, in the event Parent enters into an agreement pursuant to which shares of Parent Common Stock would be converted into shares or other securities or obligations of another corporation, proper provision shall be made in such agreement so that each Seller Common Shareholder entitled to receive shares of Parent

Common Stock in the Merger shall be entitled to receive such number of shares or other securities or amount or obligations of such other corporation as such shareholder would be entitled to receive if the Effective Date had occurred immediately prior to the happening of such event. Furthermore, in any such event, the Cash Consideration shall also be proportionately adjusted.

Section 3.06 Options; Warrants; Restricted Stock. (a) On the Effective Date, whether or not then exercisable, each outstanding option or warrant to purchase shares, warrant to purchase shares of Seller Common Stock (each, a “Seller Stock Option”) shall be cancelled and each holder of a Seller Stock Option shall receive from Parent, in consideration of the cancellation of all Seller Stock Options held by such option holder, an amount in cash equal to the difference between $12.30 and the aggregate exercise price of such Seller Stock Options. Seller agrees to take all such actions as are required to permit the cancellation of Seller Stock Options contemplated by the immediately preceding sentence.

(b) On the Effective Date, each share of outstanding share of restricted stock of Seller that is outstanding immediately prior to the Effective Time shall vest in full immediately prior to the Effective Time and shall be converted into the right to receive Merger Consideration for such shares in accordance with Section 3.01 of this Agreement.

ARTICLE IV —

ACTIONS PENDING ACQUISITION

Section 4.01 Forbearances of Seller. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement and/or disclosed on the Disclosure Schedule, without the prior written consent of Parent, which consent shall not be unreasonably withheld, Seller will not, and will cause each of its Subsidiaries not to:

(a) Ordinary Course. (i) Conduct the business of Seller and its Subsidiaries other than in the ordinary and usual course or fail to use their reasonable best efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates, or voluntarily take any action which, at the time taken, has or is reasonably likely to have a Material Adverse Effect upon Seller’s ability to perform any of its material obligations under this Agreement, or (ii) enter into any new material line of business or change in any material respect its lending, investment, underwriting, risk, asset liability management or other banking and operating policies, except as required by applicable law, regulation or policies imposed by any Governmental Authority.

(b) Capital Stock. Other than pursuant to Rights as Previously Disclosed and outstanding on the date hereof, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of Seller Common Stock or any Rights, (ii) enter into any agreement with respect to the foregoing, or (iii) permit any additional shares of Seller Common Stock to become subject to new grants of employee or director stock options, other Rights or similar stock-based employee rights.

(c) Dividends, Etc. (i) Make, declare, pay or set aside for payment any dividend, other than, if permitted by applicable law or regulation, or otherwise by the Banking Department or other Regulatory Authority, dividends from wholly-owned Subsidiaries to Seller, or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.

(d) Compensation; Employment Agreements; Etc. Enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any current or former director, officer, employee or other service provider of or to Seller or its Subsidiaries, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except (i) for normal individual increases in compensation to employees (other than executive officers) in the ordinary course of business consistent with past practice, (ii) for other changes that are required by applicable law, and (iii) to satisfy Previously Disclosed contractual obligations existing as of the date hereof.

(e) Benefit Plans. Enter into, establish, adopt or amend (except as may be required by applicable law) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any current or former director, officer, employee or other service provider of or to Seller or its Subsidiaries, or, except as contemplated by Section 3.06 hereof, take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder.

(f) Dispositions. Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business.

(g) Acquisitions. Other than in the ordinary course of business, acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith) all or any portion of, the assets, business, deposits or properties of any other entity.

(h) Governing Documents. Amend the Seller Articles of Incorporation, Seller Bylaws (or similar governing documents) or the Articles of Incorporation or Bylaws (or similar governing documents) of any of Seller’s Subsidiaries.

(i) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or regulatory accounting principles.

(j) Contracts. Except in the ordinary course of business consistent with past practice, enter into or terminate any Material Contract or amend or modify in any material respect any of its existing Material Contracts.

(k) Claims. Except in the ordinary course of business consistent with past practice, settle any claim, action or proceeding, except for any claim, action or proceeding that does not create precedent for any other material claim, action or proceeding and that involves solely money damages in an amount, individually or in the aggregate for all such settlements, that is not material to Seller and its Subsidiaries.

(l) Adverse Actions. Except as may be required by applicable law or regulation, (i) take any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; or (ii) knowingly take any action that is intended or is reasonably likely to result in (A) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (B) any of the conditions to the Merger set forth in ARTICLE VII not being satisfied, or (C) a material violation of any provision of this Agreement.

(m) Risk Management. Except pursuant to applicable law or regulation or as required by the Banking Department or other Regulatory Authority, (i) implement or adopt any material change in its interest rate risk management and other risk management policies, procedures or practices; (ii) materially fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk; or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk and other risk.

(n) Indebtedness. Incur any indebtedness for borrowed money in excess of $100,000 other than in the ordinary course of business consistent with past practice.

(o) Capital Expenditures. Make any capital expenditure or commitments with respect thereto in an amount in excess of $25,000 for any item or project, or $100,000 in the aggregate for any related items or projects, except as have been previously committed to prior to the date hereof.

(p) New Offices, Office Closures, Etc. Close or relocate any offices at which business is conducted or open any new offices or ATMs.

(q) Taxes. (1) Fail to prepare and file or cause to be prepared and filed in a manner consistent with past practice all Tax Returns (whether separate or consolidated, combined, group or unitary Tax Returns that include Seller or any of its Subsidiaries) that are required to be filed (with extensions) on or before the Effective Date, (2) make, change or revoke any material election in respect of Taxes, enter into any material closing agreement, settle any material claim or assessment in respect of Taxes or offer or agree to do any of the foregoing or surrender its rights to do any of the foregoing or to claim any refund in respect of Taxes, (3) file an amended Tax Return, or (4) fail to maintain the books, accounts and records of Seller or any of its Subsidiaries in accordance with past custom and practice, including without limitation, making the proper accruals for Taxes, bonuses, vacation and other liabilities and expenses.

(r) Commitments. Agree or commit to do any of the foregoing.

Section 4.02 Forbearances of Parent; Adverse Actions. From the date hereof until the Effective Time, except as may be required by applicable law or regulation, or except as expressly contemplated by this Agreement, without the prior written consent of Seller, which consent shall not be unreasonably withheld, Parent will not, and will cause each of its Subsidiaries not to: (i) Take any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; (ii) knowingly take any action that is intended or is reasonably likely to result in (A) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (B) any of the conditions to the Merger set forth in ARTICLE VII not being satisfied, or (C) a material violation of any provision of this Agreement; or (iii) agree or commit to do any of the foregoing.

ARTICLE V —

REPRESENTATIONS AND WARRANTIES

Section 5.01 Disclosure Schedules. On or prior to the date hereof, Parent has delivered to Seller a schedule and Seller has delivered to Parent a schedule (each respectively, its “Disclosure Schedule”) setting forth, among other things, items, the disclosure of which are necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 5.02 or Section 5.03 or to one or more of its respective covenants contained in ARTICLE IV and ARTICLE VI; provided, however, the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception, fact, event or circumstance, or that such item is reasonably likely to have, or result in, a Material Adverse Effect on the party making the representation.

Section 5.02 Representations and Warranties of Seller. Subject to Section 5.01 and except as Previously Disclosed in a paragraph of its Disclosure Schedule corresponding to the relevant paragraph below, Seller hereby represents and warrants to Parent and Purchaser:

(a) Organization, Standing and Authority. Seller is a state-chartered bank duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and is duly licensed or qualified to do business in any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified except where the failure to be so licensed or qualified would not constitute a Material Adverse Effect. Seller is a member in good standing of the Federal Home Loan Bank of Pittsburgh. Seller is an “insured bank” as defined in the Federal Deposit Insurance Act (the “FDIA”) and applicable regulations thereunder.

(b) Capital Structure of Seller. The authorized capital stock of Seller consists of 5,000,000 shares of Seller Common Stock, of which 1,728,310 shares (including 9,350 shares of restricted stock) are issued and outstanding as of March 19, 2012. 369,300 shares of Seller Common Stock are issuable and reserved for issuance upon exercise of Seller Stock Options as of March 19, 2012. The outstanding shares of Seller Common Stock have been duly authorized, are validly issued and outstanding, fully paid and nonassessable, and are not subject to any preemptive rights (and were not issued in violation of any preemptive rights). Except pursuant to this Agreement or as Previously Disclosed, as of the date hereof, (i) there are no shares of Seller Common Stock authorized and reserved for issuance, (ii) Seller does not have any Rights issued or outstanding with respect to Seller Common Stock and (iii) Seller does not have any commitment to authorize, issue or sell any Seller Common Stock.

(c) Subsidiaries.

(i) (A) Seller has Previously Disclosed a list of all of its Subsidiaries, together with the jurisdiction of organization of each such Subsidiary, (B) Seller owns, directly or indirectly, all the issued and outstanding equity securities of each of its Subsidiaries, (C) no equity securities of any of Seller’s Subsidiaries are or may become required to be issued (other than to it or its wholly-owned Subsidiaries) by reason of any Right or otherwise, (D) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any equity securities of any such Subsidiaries (other than to it or its wholly-owned Subsidiaries), (E) there are no contracts, commitments, understandings, or arrangements relating to its rights to vote or to dispose of such securities and (F) all the equity securities of each Subsidiary held by Seller or its Subsidiaries are fully paid and nonassessable and are owned by Seller or its Subsidiaries free and clear of any Liens.

(ii) Seller does not own beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind, other than its Subsidiaries.

(iii) Each of Seller’s Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified except where the failure to be so licensed or qualified would not constitute a Material Adverse Effect.

(d) Corporate Power. Each of Seller and its Subsidiaries has the requisite corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets. Seller has the corporate power and authority to execute and deliver and, subject to the satisfaction of the conditions set forth at Section 7.01(a)—(c), perform its obligations under this Agreement, including the execution and filing of the articles of merger with the Department of State of the Commonwealth of Pennsylvania.

(e) Corporate Authority; Authorized and Effective Agreement. Subject to the affirmative vote of 66 2/3% of the votes cast by the holders of outstanding Seller Common Stock entitled to vote thereon at the Seller Meeting, which is the only shareholder vote required to approve this Agreement pursuant to the PBCL and the Seller Articles, this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Seller and the Seller Board prior to the date hereof. This Agreement is a valid and legally binding obligation of Seller, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(f) Regulatory Filings; No Defaults.

(i) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Seller or any of its Subsidiaries in connection with the execution, delivery or performance by Seller of this

Agreement or to consummate the Merger except for (A) filings of applications, notices and the Agreement to Merge with, or requests for approvals and waivers from, as applicable, federal and state banking authorities, (B) filings with state and federal securities authorities, (C) the filing of the articles of merger with the Department of State of the Commonwealth of Pennsylvania pursuant to Section 1605 of the Banking Code, (D) the approval of the Merger by the affirmative vote of 66 2/3% of the votes cast by the holders of outstanding Seller Common Stock entitled to vote thereon at the Seller Meeting and (E) the third party consents set forth on the Disclosure Schedule under Section 5.02(f).

(ii) Subject to receipt of the regulatory and shareholder approvals and third party consents referred to above and the expiration of certain regulatory waiting periods, and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Seller or of any of its Subsidiaries or to which Seller or any of its Subsidiaries or properties is subject or bound except for any breach, violation, default, Lien, acceleration or right of termination which would not, individually or in the aggregate, result in a Material Adverse Effect, (B) constitute a breach or violation of, or a default under, the Seller Articles or the Seller Bylaws, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

(g) Financial Statements; Internal Controls.

(i) Seller has previously delivered to Parent true and complete copies of (A) its balance sheets as of December 31, 2009 and 2010 and the related statements of operations, stockholders’ equity and cash flows for the fiscal years then ended, including the footnotes thereto, if any, and the report prepared in connection therewith by the independent certified public accountants auditing such financial statements; (B) an unaudited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows for the fiscal year ended December 31, 2011; and (C) its interim monthly financial reports and financial statements for the period beginning after December 31, 2011 and ended on February 29, 2012. The documents described in clauses (A)—(C) above (collectively, the “Seller Financial Statements”):

1)	are true, complete and correct in all material respects;

2)	are in accordance with the books and records of Seller in all material respects;

3)	present fairly and accurately the assets, liabilities, revenues, expenses and financial condition of Seller as of the dates thereof, and the results of operations for the periods then ended;

4)	were prepared on a consistent basis throughout the periods involved; and

5)	have been prepared in accordance with GAAP.

(ii) Neither Seller nor any of its Subsidiaries has any material liability (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected on or reserved against the unaudited consolidated balance sheet of Seller for the fiscal quarter and year ended December 31, 2011 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2011 or in connection with this Agreement and the transactions contemplated hereby.

(iii) The records, systems, controls, data and information of Seller and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Seller or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on the system of internal accounting controls described in this Section 5.02(g)(iii).

(iv) Since December 31, 2011, (A) through the date hereof, neither Seller nor any of its Subsidiaries nor, to Seller’s knowledge, any director, officer, employee, auditor, accountant or representative of Seller or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Seller or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Seller or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (B) no attorney representing Seller or any of its Subsidiaries, whether or not employed by Seller or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Seller or any of its Subsidiaries or any of their respective officers, directors, employees or agents to Seller’s Board of Directors of Seller or any committee thereof or to any Seller director or officer with a title of not less than vice president.

(h) Litigation. There is no material suit, action, investigation, audit or proceeding (whether judicial, arbitral, administrative or other) pending or, to Seller’s knowledge, threatened against or affecting Seller or any of its Subsidiaries, nor is there any judgment, decree, injunction, rule or order of any Governmental Authority or arbitration outstanding against Seller or any of its Subsidiaries.

(i) Regulatory Matters.

(i) Neither Seller nor any of its Subsidiaries or properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Regulatory Authority charged with the supervision or regulation of financial institutions and their subsidiaries (including their holding companies) or issuers of securities.

(ii) Neither Seller nor any of its Subsidiaries has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission nor to its knowledge has any Regulatory Authority commenced an investigation in connection therewith.

(j) Compliance with Laws. Each of Seller and its Subsidiaries:

(i) is in material compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act (“CRA”) (which compliance reflects a CRA Rating of “satisfactory” or better), the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

(ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted except where the failure to make any such filing would not constitute a Material Adverse Effect; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Seller’s knowledge, no suspension or cancellation of any of them is threatened; and

(iii) has not received, since December 31, 2007, any notification or communication from any Governmental Authority (A) asserting that Seller or any of its Subsidiaries is not in material compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit, or governmental authorization (nor, to Seller’s knowledge, do any grounds for any of the foregoing exist).

(k) Material Contracts; Defaults.

(i) Except as set forth in Seller’s Disclosure Schedule, neither Seller nor any of its Subsidiaries is a party to or is bound by any contract of the following types that involve Seller or any of its Subsidiaries:

(A) Any contract involving commitments to others to make capital expenditures or purchases or sales in excess of $25,000 in any one case or $100,000 in the aggregate in any period of 12 consecutive months;

(B) Any contract relating to any direct or indirect indebtedness for borrowed money except as a creditor in the ordinary course of business (including loan agreements, lease purchase arrangements, guarantees, agreements to purchase goods or services or to supply funds or other undertakings on which others rely in extending credit), or any conditional sales contracts, chattel mortgages, equipment lease agreements and other security arrangements with respect to personal property, other than contracts entered into in the ordinary course of business consistent with past practice and policies;

(C) Any employment, severance, consulting or management services contract;

(D) Any contract containing covenants limiting the freedom of Seller or any of its Subsidiaries to compete in any line of business in which Seller is presently or plans to be engaged, with any individual, bank, corporation, partnership, limited liability company, joint venture, trust, unincorporated association or organization, government body, agency or instrumentality, or any other entity (each, a “Person”) or in any area or territory;

(E) Any partnership, joint venture, limited liability company arrangement or other similar agreement;

(F) Any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, issuance, or other plan or arrangement still in effect (or pursuant to which Seller or any of its Subsidiaries has any remaining obligation to any party) for the benefit of Seller’s or any of its Subsidiaries’ current or former directors, officers, employees, and other service providers;

(G) Any material license agreement, other than licenses for “off the shelf,” “packaged,” and “shrink-wrap” software sold to the public, either as licensor or licensee, or any other contract of any type relating to any patent, trademark or trade name;

(H) [Reserved];

(I) Any contract of any kind whatsoever, whether exclusive or otherwise, with any sales agent, representative, franchisee or distributor involving money or property, other than contracts entered into in the ordinary course of business consistent with past practice and policies;

(J) Other than this Agreement and the ancillary agreements being executed in connection with this Agreement, any contract providing for the acquisition or disposition of any portion of Seller or any of its Subsidiaries;

(K) Any contract of any kind whatsoever that requires the payment of royalties;

(L) [Reserved]

(M) Any contract pursuant to which Seller or any of its Subsidiaries has any obligation to share revenues or profits derived from Seller or any of its Subsidiaries with any other entity;

(N) Any contract between (i) Seller or any of its Subsidiaries, on the one hand, and any officer, director, employee or consultant of Seller or any of its Subsidiaries, or any immediate family member of such natural person, on the other hand, and (ii) Seller or any of its Subsidiaries, on the one hand, and any employee of Seller or any of its Subsidiaries, on the other hand (collectively, “Affiliate Agreements”); and

(O) Any other legally binding contract not of the type covered by any of the other items of this Section 5.02(k) involving money or property and having a remaining obligation in excess of $50,000 in the aggregate in any period of 12 consecutive months.

(ii) “Material Contracts” shall mean those contracts on Seller’s Disclosure Schedule listed under Section 5.02(k) or contracts that should have been listed by Seller on such Disclosure Schedule pursuant to this Section 5.02(k). All of the Material Contracts are in full force and effect and are legal, valid, binding and enforceable in accordance with their terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles) (i) as to Seller or any of its Subsidiaries, as the case may be, and (ii) to the knowledge of Seller, as to the other parties to such Material Contracts. Except as disclosed in Seller’s Disclosure Schedule, Seller and/or its Subsidiaries, as applicable, and to the knowledge of Seller, each other party to the Material Contracts, has in all material respects performed and is performing all obligations, conditions and covenants required to be performed by it under the Material Contracts. Neither Seller nor any of its Subsidiaries, and to the knowledge of Seller, no other party, is in violation, breach or default of any material obligation, condition or covenant under any of the Material Contracts, and neither Seller nor any of its Subsidiaries, and to the knowledge of Seller, no other party, has received any notice that any of the Material Contracts will be terminated prior to its stated termination date, or if subject to renewal, will not be renewed. Neither Seller nor any of its Subsidiaries, has received from or given to any other Person any notice of default or other violation under any of the Material Contracts, nor, to the knowledge of Seller, does any condition exist or has any event occurred which with notice or lapse of time or both would constitute a default thereunder.

(l) No Brokers. No action has been taken by Seller that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Agreement.

(m) Employee Benefit Plans.

(i) Section 5.02(m)(i) of the Disclosure Schedule contains a true and complete list of each bonus, deferred compensation, incentive compensation, stock purchase, stock option, employment or consulting, severance pay or benefit, retention, change in control, savings, medical, life or other insurance, vacation, welfare benefit, fringe benefit, cafeteria, profit-sharing or pension benefit plan, program, agreement or arrangement, and each other employee benefit or compensation plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to by Seller or any of its Subsidiaries, or by any trade or business, whether or not incorporated, that together with Seller or any of its

Subsidiaries would be deemed a “single employer” under Section 414 of the Code (an “ERISA Affiliate”) or as to which Seller, any of its Subsidiaries, or any ERISA Affiliate has, or may have, any liability or obligation, contingent or otherwise, whether written or oral and whether legally binding or not (collectively, the “Plans”). Neither Seller, any of its Subsidiaries, nor any ERISA Affiliate has any formal plan or commitment, whether legally binding or not, to create any additional plan or modify or change any existing Plan that would affect any current or former employee, director or other service provider of or to Seller, any of its Subsidiaries, or any ERISA Affiliate.

(ii) With respect to each of the Plans, Seller has heretofore delivered or otherwise made available to Purchaser true and complete copies of each of the following documents: (i) the Plan, the related trust agreement (if any) and any other related documents (including all amendments to such Plan and related documents); (ii) the three most recent annual reports, actuarial reports, and financial statements, if any; (iii) the most recent summary plan description, together with each summary of material modifications, required under ERISA with respect to such Plan, and all material employee communications relating to such Plan; (iv) the most recent determination letter or opinion letter received from the IRS with respect to each Plan that is intended to be qualified under the Code; and (v) all material communications to or from the IRS or any other governmental or regulatory authority relating to each Plan.

(iii) No liability under Title IV of ERISA has been incurred by Seller, any of its Subsidiaries, or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Company, any Subsidiary or any ERISA Affiliate of incurring a liability under such Title. No Plan is subject to Section 412, 430, 431, or 432 of the Code or Title IV Section 302, 303, 304 or 305 of ERISA. None of the assets of Seller, any of its Subsidiaries, or any ERISA Affiliate are subject to any lien arising under ERISA or Subchapter D of Chapter 1 of the Code, and no condition exists that presents a material risk of any such lien arising.

(iv) Neither Seller nor any of its Subsidiaries, nor any ERISA Affiliate, nor to Seller’s knowledge, any of the Plans, nor any trust created thereunder, nor any trustee or administrator thereof, has engaged in a transaction in connection with which Seller, any of its Subsidiaries, any ERISA Affiliate, any of the Plans or any such trust could (either directly or pursuant to any contractual indemnification or contribution obligation protecting any fiduciary, insurer or service provider with respect to any Plan) be subject to any civil liability or penalty pursuant to Title I of ERISA, a tax imposed pursuant to Chapter 43 of the Code, or any other liability.

(v) All contributions required to have been made under the terms of each Plan or pursuant to ERISA and the Code have been timely made and all obligations in respect of each Plan have been properly accrued and reflected in the Seller Financial Statements.

(vi) None of the Plans is, and neither Seller, nor any of its Subsidiaries, nor any ERISA Affiliate has ever contributed to or had an obligation to contribute to or incurred any liability in respect of, any “multiemployer plan” (as defined in Section 3(37) of ERISA), a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or a single employer plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063(a) of ERISA.

(vii) Each Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified (and each corresponding trust is exempt under Section 501 of the Code) and has received or is the subject of a favorable determination letter, opinion letter, or advisory letter from the IRS relating to the most recently completed IRS remedial amendment period cycle (“RAP Cycle”) applicable thereto covering all of the applicable provisions on the IRS cumulative list of covered qualification requirements for such RAP Cycle, and nothing has occurred that would reasonably be expected to adversely affect the qualified status of any Plan (or the exempt status of any related trust) or require the filing of a submission under the IRS’s employee plans compliance resolution system (“EPCRS”) or the taking of other corrective action pursuant to EPCRS in order to maintain such qualified (or exempt) status. No Plan is the subject of any pending correction or application under EPCRS.

(viii) Each of the Plans that is intended to satisfy the requirements of Section 125, 423 or 501(c)(9) of the Code satisfies such requirements. Each of the Plans has been operated and administered in all material respects in accordance with its terms and applicable laws, including but not limited to ERISA and the Code.

(ix) No payment or benefit paid or provided, or to be paid or provided, to current or former employees, directors or other service providers of or to Seller, any of its Subsidiaries, (including pursuant to this Agreement) will fail to be deductible for federal income tax purposes under Section 280G of the Code. Each Person who performs services for Seller or any of its Subsidiaries, has been, and is, properly classified by Seller or the Subsidiary as an employee or independent contractor.

(x) There are no claims pending, or, to the knowledge of Seller, threatened or anticipated (other than routine claims for benefits) against or involving any Plan, the assets of any Plans or against Seller, any of its Subsidiaries, or any ERISA Affiliate with respect to any Plan. There is no judgment, decree, injunction, rule or order of any Governmental Authority or arbitrator outstanding against or in favor of any Plan or any fiduciary thereof (other than rules of general applicability). There are no pending or threatened audits or investigations by any Governmental Authority involving any Plan.

(xi) No Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees, directors or other service providers after retirement or other termination of service (other than (i) coverage mandated by applicable law, (ii) death benefits or retirement benefits under any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), or (iii) deferred compensation benefits accrued as liabilities in the Financial Statements). No Plan is funded through a “welfare benefit fund” as defined in Section 419 of the Code.

(xii) Each Plan may be amended or terminated without liability to Seller or any of its Subsidiaries, other than liability for accrued benefits through the date of the amendment or termination and administrative costs of amending or terminating the Plan. Neither the execution of this Agreement, nor the consummation of the transactions contemplated hereby, will (either alone or together with any other event) result in or is a precondition to (i) any current or former employee, director or other service provider of or to Seller or any of its Subsidiaries becoming entitled to severance pay or any similar payment, (ii) the acceleration of the time of payment or vesting of, or an increase in the amount of, any compensation due to any current or former employee, director or other service provider of or to Seller or any of its Subsidiaries, or (iii) the renewal or extension of the term of any agreement regarding the compensation of any current or former employee, director or other service provider of or to Seller or any of its Subsidiaries.

(xiii) Each Plan that provides deferred compensation subject to Section 409A of the Code complies with Section 409A of the Code (and has so complied for the entire period during which Section 409A of the Code has applied to such Plan), and none of the transactions contemplated by this Agreement will result in a violation of Section 409A of the Code.

(xiv) No Plan subject to Title I of ERISA holds any “employer security” or “employer real property” (each as defined in Section 407(d) of ERISA).

(xv) All workers’ compensation benefits paid or payable to any current or former employee, director or other service provider of or to Seller or any of its Subsidiaries are fully insured by a third party insurance carrier.

(xvi) Each Plan has been operated and administered in all material respects with the requirements of The Patient Protection and Affordable Care Act (Public Law 111-148), as amended by the Health Care and Education Reconciliation Act of 2010 (Public Law 111-152), to the extent applicable.

(n) Labor Matters. Neither Seller nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Seller or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Seller or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other similar labor dispute involving it or any of its Subsidiaries pending or, to Seller’s knowledge, threatened, nor is Seller aware of any activity involving its or any of its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

(o) Takeover Laws. Seller has taken all action required to be taken by it in order to exempt this Agreement, the Voting Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other antitakeover laws and regulations of any state (collectively, “Takeover Laws”), including, without limitation, the Commonwealth of Pennsylvania, applicable to it. Seller has taken all action required to be taken by it in order to make this Agreement and the transactions contemplated hereby comply with, and this Agreement and the transactions contemplated hereby do comply with, the requirements of any Articles, Sections or provisions of Seller’s or its Subsidiaries’ Articles of Incorporation or Bylaws concerning “business combination,” “fair price,” “voting requirement,” “constituency requirement” or other related provisions (collectively, the “Takeover Provisions”).

(p) Environmental Matters. To Seller’s knowledge, neither the conduct nor operation of Seller or its Subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them (including, without limitation, in a fiduciary or agency capacity), or on which any of them holds a Lien, violates or violated Environmental Laws and to Seller’s knowledge, no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in liability under Environmental Laws. To Seller’s knowledge, neither Seller nor any of its Subsidiaries has used or stored any Hazardous Material in, on, or at any property presently or previously owned, leased or operated by any of them in violation of any Environmental Law. To Seller’s knowledge, neither Seller nor any of its Subsidiaries has received any notice from any Person that Seller or its Subsidiaries or the operation or condition of any property ever owned, leased, operated, or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on, beneath, or originating from any such property. Neither Seller nor any of its Subsidiaries is the subject of any action, claim, litigation, dispute, investigation or other proceeding with respect to violations of, or liability under, any Environmental Law. To Seller’s knowledge, Seller and each of its Subsidiaries has timely filed all reports and notifications required to be filed with respect to all of its operations and properties presently or previously owned, leased or operated by any of them and has generated and maintained all required records and data under all applicable Environmental Laws.

(q) Tax Matters.

(i) Seller and its Subsidiaries have duly and timely filed all Tax Returns required to be filed with respect to all applicable Taxes, and all such Tax Returns are true, correct and complete in all material respects.

(ii) (A) To the knowledge of Seller, Seller and its Subsidiaries have timely paid all Taxes due and payable, whether or not shown on any Tax Return and whether or not a Tax Return was required to be filed, (B) Seller and its Subsidiaries have established reserves in the Seller Financial Statements for Taxes which are sufficient for the payment of all unpaid Taxes as of the dates thereof, whether or not such Taxes are disputed or are yet due and payable, for or with respect to the period, and neither Seller nor its Subsidiaries shall have any liability for Taxes in excess of such reserves, (C) to the knowledge of Seller, Seller and its Subsidiaries have withheld and paid to the proper taxing authority all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent consultant, creditor, member or other third party, (D) to the knowledge of Seller, Seller and its Subsidiaries have no liability for Taxes payable for or with respect to any periods prior to and including the Effective Time in excess of the amounts actually paid prior to the Effective Time or reserved for in the Seller Financial Statements, and (E) to the knowledge of Seller, no claim has ever been made by any taxing authority in any jurisdiction in which Seller and/or its Subsidiaries does not file Tax Returns that Seller and/or its Subsidiaries is or may be subject to taxation by that jurisdiction.

(iii) Seller and its Subsidiaries have furnished or otherwise made available to Purchaser true and correct copies of all Tax Returns and all written communications relating to any such Tax Returns or to any deficiency or claim proposed and/or asserted, irrespective of the outcome of such matter, but only to the extent such Tax Returns or items relate to tax years which are currently subject to an audit, investigation, examination or other proceeding, or with respect to which the statute of limitations has not expired.

(iv) (A) All deficiencies asserted or assessments made as a result of any Tax audit, investigation, examination or other proceeding have been paid in full, (B) there are no current audits, investigations or examinations with respect to any Tax Returns of Seller and its Subsidiaries, and Seller has not received any notice that any such audit, investigation or examination is threatened or pending, and (C) no waivers of or extensions of the statutes of limitation (with respect to collection or assessment of Taxes) have been given by or requested with respect to any Taxes of Seller or its Subsidiaries.

(v) (A) Neither Seller nor any of its Subsidiaries is a party to any agreement relating to the sharing, allocation or payment of, or indemnity for, Taxes, and (B) neither Seller nor any of its Subsidiaries is or has been a member of an affiliated group filing consolidated or combined Tax Returns (other than a group of which Seller is or was the common parent) or otherwise has any liability for the Taxes of any Person under Treasury Regulations section 1.1502-6 (or similar provision of state, local or foreign law).

(vi) (A) Seller and its Subsidiaries have disclosed on their Tax Returns all positions taken therein that could reasonably be expected to give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code (or any similar provision under any state, local, or foreign tax law), (B) neither Seller nor any of its Subsidiaries have engaged in any “reportable transactions” as defined in Section 6707A of the Code, and (C) to the knowledge of Seller, Seller and its Subsidiaries are in compliance with, and their records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and tax withholding requirements under federal, state, and local tax laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Code.

(vii) (A) Neither the Seller nor any of its Subsidiaries has been a party to any distribution occurring during the last three years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code applied, (B) neither the Seller nor any of its Subsidiaries has entered into a written agreement with any taxing authority or is subject to an adjustment under Section 481(a) of the Code that would have a material impact on the calculation of Taxes after the Effective Time, and (C) Seller is not, has not been within the applicable period set forth in Section 897(c)(1)(A)(ii) of the Code, and shall not be as of the Closing Date, a “United States real property holding corporation” (as that term is defined under Section 897 of the Code).

(viii) As of the date hereof, to Seller’s knowledge, neither Seller nor any of its Subsidiaries has any reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(r) Risk Management Instruments. All material interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Seller’s own account, or for the account of one or more of Seller’s Subsidiaries or their customers (all of which are listed on Seller’s Disclosure Schedule), were entered into (i) in accordance with prudent business practices and all applicable laws, rules, regulations and regulatory policies and (ii) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of Seller or one of its Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. Neither Seller nor its Subsidiaries, nor to Seller’s knowledge any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.

(s) Books and Records; Minute Books. The books and records of Seller and its Subsidiaries have been fully, properly and accurately maintained in all material respects, have been maintained in accordance with ordinary business practices in the banking industry, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein and they fairly reflect the substance of events and transactions included therein. The minute books of Seller and its Subsidiaries contain records, which are accurate in all material respects, of all corporate actions of its shareholder(s) and Board of Directors (including committees of its Board of Directors).

(t) Insurance. Section 5.02(t) of Seller’s Disclosure Schedule sets forth all of the insurance policies, binders, or bonds maintained by Seller or its Subsidiaries. Seller and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Seller reasonably has determined to be prudent. All such insurance policies are in full force and effect; Seller and its Subsidiaries are not in material default thereunder; and all claims thereunder have been filed in due and timely fashion.

(u) Seller Off Balance Sheet Transactions. Section 5.02(u) of Seller’s Disclosure Schedule sets forth a true and complete list of all affiliated Seller entities, including without limitation all special purpose entities, limited purpose entities and qualified special purpose entities, in which Seller or any of its Subsidiaries or any officer or director of Seller or any of its Subsidiaries has an economic or management interest. Section 5.02(u) of Seller’s Disclosure Schedule also sets forth a true and complete list of all transactions, arrangements, and other relationships between or among any such Seller affiliated entity, Seller, any of its Subsidiaries, and any officer or director of Seller or any of its Subsidiaries that are not reflected in the consolidated financial statements of Seller (each, a “Seller Off Balance Sheet Transaction”), along with the following information with respect to each such Seller Off Balance Sheet Transaction: (i) the business purpose, activities, and economic substance; (ii) the key terms and conditions; (iii) the potential risk to Seller or any of its Subsidiaries; (iv) the amount of any guarantee, line of credit, standby letter of credit or commitment, or any other type of arrangement, that could require Seller or any of its Subsidiaries to fund any obligations under any such transaction; and (v) any other information that could have a Material Adverse Effect on Seller or any of its Subsidiaries.

(v) Material Adverse Change. Seller has not, on a consolidated basis, suffered a change in its business, financial condition or results of operations since December 31, 2011 that has had a Material Adverse Effect on Seller.

(w) Properties. Seller and its Subsidiaries have good and marketable title, free and clear of all liens, encumbrances, charges, defaults or equitable interests to all of the properties and assets, real and personal, reflected on the Seller Financial Statements (as defined in Section 5.02(g)) as being owned by Seller as of December 31, 2011 or acquired after such date, except (i) statutory liens for amounts not yet due and payable, (ii) pledges to secure deposits and other liens incurred in the ordinary course of banking business, (iii) such imperfections of title, easements, encumbrances, liens, charges, defaults or equitable interests, if any, as do not affect the use of properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, (iv) dispositions and encumbrances in the ordinary course of business, and (v) liens on properties acquired in foreclosure or on account of debts previously contracted. All leases pursuant to which Seller or any of its Subsidiaries, as lessee, leases real or personal property (except for leases that have expired by their terms or that Seller or any such Subsidiary has agreed to terminate since the date hereof) are valid without default thereunder by the lessee or, to Seller’s knowledge, the lessor.

(x) Loans. Each loan reflected as an asset in the Seller Financial Statements (as defined in Section 5.02(g)) and each balance sheet date subsequent thereto (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests that have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles. As of December 31, 2011, the Seller is not a party to a loan, including any loan guaranty, with any director, executive officer or 5% shareholder of Seller or any of its Subsidiaries or any Person controlling, controlled by or under common control with any of the foregoing. All loans and extensions of credit that have been made by the Seller that are subject either to Section 22(h) of the Federal Reserve Act, as amended, or 12 C.F.R. 337.3, comply therewith.

(y) Allowance for Loan Losses. The allowance for loan losses reflected on the Seller Financial Statements (as defined in Section 5.02(g)), as of their respective dates, is adequate in all material respects under the requirements of GAAP to provide for reasonably estimated losses on outstanding loans.

(z) Repurchase Agreements. With respect to all agreements pursuant to which Seller or any of its Subsidiaries has purchased securities subject to an agreement to resell, if any, Seller or such Subsidiary, as the case may be, has a valid, perfected first lien or security interest in or evidence of ownership in book entry form of the government securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

(aa) Deposit Insurance. The deposits of the Seller are insured by the FDIC in accordance with FDIA, and the Seller has paid all assessments and filed all reports required by the FDIA.

(bb) Bank Secrecy Act, Anti-Money Laundering and OFAC and Customer Information. Seller is not aware of, has not been advised of, and has no reason to believe that any facts or circumstances exist, which would cause it or any of its Subsidiaries to be deemed (i) to be operating in violation in any material respect of the Bank Secrecy Act, the Patriot Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (ii) not to be in satisfactory compliance in any material respect with the applicable privacy and customer information requirements contained in any federal and state privacy laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder, as well as the provisions of the information security program adopted by Seller pursuant to 12 C.F.R. Part 364. It is not aware of any facts or circumstances that would cause it to believe that any non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner that would cause it or any of its Subsidiaries to undertake any material remedial action. The Seller Board (or, where appropriate, the board of directors of any of Seller’s Subsidiaries) has adopted and implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the Patriot Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the Patriot Act and the regulations thereunder, and it (or such other of its Subsidiaries) has complied in all material respects with any requirements to file reports and other necessary documents as required by the Patriot Act and the regulations thereunder.

(cc) Fairness Opinion. The Seller Board has received the opinion of its financial advisor, Keefe, Bruyette & Woods, Inc., to the effect that, as of the date of this Agreement, the Merger Consideration to be received by the holders of Seller Common Stock in the Merger is fair from a financial point of view.

Section 5.03 Representations and Warranties of Parent and Purchaser. Subject to Section 5.01 and except as Previously Disclosed in a paragraph of its Disclosure Schedule corresponding to the relevant paragraph below, Parent and Purchaser hereby jointly and severally represent and warrants to Seller as follows:

(a) Organization, Standing and Authority.

(i) Parent is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Parent is duly qualified to do business and is in good standing in the Commonwealth of Pennsylvania and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. Parent is registered as a financial holding company under the BHC Act.

(ii) Upon the formation of Purchaser and at the Effective Time, (i) Purchaser will be a duly organized state-chartered bank, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, with full corporate power and authority to carry on its business as conducted as of the Effective Time and will be duly qualified to do business in the Commonwealth of Pennsylvania and (ii) the outstanding shares of capital stock of Purchaser will be validly issued, fully paid, nonassessable and owned directly by Purchaser free and clear of all Liens, claims and encumbrances. As of the Effective Time, Purchaser will have been formed solely for the purpose of engaging in the Merger contemplated by this Agreement and after its formation and prior to the Effective Time, will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein.

(b) Parent Stock.

(i) The authorized capital stock of Parent consists of (i) 50,000,000 shares of Parent Common Stock, of which 30,387,313 shares are issued and 28,823,079 are issued and outstanding as of March 26, 2012 and (ii) 10,000,000 shares of Parent Preferred Stock, of which no shares are issued and outstanding. The outstanding shares of Parent Capital Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights).

(ii) The shares of Parent Common Stock to be issued in exchange for shares of Seller Common Stock in the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, will be listed on the Nasdaq Global Select Market, will have the same rights as every other share of Parent Common Stock and will be subject to no preemptive rights.

(c) Corporate Power. Each of Parent and Parent’s Subsidiaries has, and upon its formation and as of the Effective Time Purchaser will have, the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; Parent has, and at the Effective Time Purchaser will have, the corporate power and authority to execute, deliver and perform its obligations under this Agreement and subject to the receipt of all requisite regulatory approvals and the expiration of all waiting periods, Purchaser will have the corporate power and authority to consummate the Merger.

(d) Corporate Authority; Authorized and Effective Agreement. This Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Parent and the board of directors of Parent (the “Parent Board”) prior to the date hereof and no shareholder approval is required on the part of Parent. As of the Effective Time, this Agreement and the transactions contemplated hereby will have been authorized by all necessary corporate action of Board of Directors of Purchaser and by Parent as the sole shareholder of Purchaser. This Agreement constitutes, in the case of Parent, and will constitute as of the Effective Time, in the case of Purchaser, a legal, valid and binding agreement of such party, in each case enforceable against such entity in accordance with its terms subject, as to enforceability, to bankruptcy, insolvency and similar laws relating to or affecting creditors’ rights, the supervisory and enforcement powers of applicable Governmental Authorities and general principles of equity.

(e) Regulatory Approvals; No Defaults.

(i) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Parent or any of its Subsidiaries, or at the Effective Time, by Purchaser, in connection with the execution, delivery or performance by Parent and Purchaser of this Agreement or to consummate the Merger except for (A) the filing of applications, notices or this Agreement, as applicable, with the federal and state banking authorities; (B) the filing and declaration of effectiveness of the Registration Statement; (C) the filing of the articles of merger with the Department of State of the Commonwealth of Pennsylvania; (D) such filings as are required to be made or approvals as are required to be obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of Parent Common Stock in the Merger; and (E) receipt of the approvals set forth in Section 7.01(b).

(ii) Subject to the satisfaction of the requirements referred to in the preceding paragraph and expiration of the related waiting periods, and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Parent or of any of its Subsidiaries or to which Parent or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the Articles of Incorporation or Bylaws (or similar governing documents) of Purchaser or Parent or any of its Subsidiaries, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

(f) Financial Reports and SEC Documents; Material Adverse Effect.

(i) Parent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it or any of its Subsidiaries with the SEC subsequent to December 31, 2011 under the Securities Act, or under Section 13, 14 or 15(d) of the Exchange Act, in the form filed or to be filed (collectively, “Parent SEC Documents”) as of the date filed, (A) complied or will comply in all material respects with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets or statements of condition contained in or incorporated by reference into any such Parent SEC Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of Parent and its Subsidiaries as of its date, and each of the statements of income or results of operations and changes in shareholders’ equity and cash flows or equivalent statements in such Parent SEC Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the results of operations, changes in shareholders’ equity and cash flows, as the case may be, of Parent and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments and the absence of footnotes in the case of unaudited statements.

(ii) Since December 31, 2011, no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section 5.03 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to Parent, except as disclosed in the Parent SEC Documents.

(iii) The records, systems, controls, data and information of Parent and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Parent or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on the system of internal accounting controls described below in this Section 5.03(f)(iii). Parent (A) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15 promulgated under the Exchange Act) to ensure that material information relating to Parent, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of Parent by others within those entities, and (B) has disclosed, based on its most recent evaluation prior to the date hereof, to Parent’s outside auditors and the audit committee of Parent’s Board of Directors (y) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15 promulgated under the Exchange Act) that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (z) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting. These disclosures were made in writing by management to Parent’s auditors and audit committee and a copy has previously been made available to Seller. As of the date hereof, Parent knows of no reason related to Parent to believe that Parent’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to Sections 302, 404 and 906 of the Sarbanes-Oxley Act, without qualification (except to extent expressly permitted by such rules and regulations), when next due.

(iv) Since December 31, 2011, (A) through the date hereof, neither Parent nor any of its Subsidiaries nor, to Parent’s knowledge, any director, officer, employee, auditor, accountant or representative of Parent or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Parent or any of its Subsidiaries has engaged in questionable accounting or auditing practices and (B) no attorney representing Parent or any of its Subsidiaries, whether or not employed by Purchaser or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Parent or any of its Subsidiaries or any of their respective officers, directors, employees, or agents to the Board of Directors of Parent or any committee thereof or to any director or officer of Parent.

(g) Litigation. As of the date of this Agreement, there is no material suit, action, investigation, audit or proceeding (whether judicial, arbitral, administrative or other) pending or, to Parent’s knowledge, threatened against or affecting Parent or any of its Subsidiaries, or as of the Effective Time, Purchaser, nor is there any judgment, decree, injunction, rule or order of any Governmental Authority or arbitration outstanding against Parent or any of its Subsidiaries, or, as of the Effective Time, Purchaser.

(h) Regulatory Matters.

(i) Neither Parent nor any of its Subsidiaries or properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Regulatory Authority charged with the supervision or regulation of financial institutions and their subsidiaries (including their holding companies) or issuers of securities.

(ii) Neither Parent nor any of its Subsidiaries has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission nor to its knowledge has any Regulatory Authority commenced an investigation in connection therewith.

(i) Compliance with Laws. Each of Parent and its Subsidiaries and Purchaser:

(i) is, and at the Effective Time Purchaser will be, in material compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the CRA (which includes a CRA Rating of “satisfactory” or better), the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

(ii) has, and at the Effective Time Purchaser will have, all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted except where the failure to make any such filing would not constitute a Material Adverse Effect; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Parent’s knowledge, no suspension or cancellation of any of them is threatened; and

(iii) has not received, since December 31, 2011, any notification or communication from any Governmental Authority (A) asserting that Parent or any of its Subsidiaries is not in material compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit, or governmental authorization (nor, to Parent’s knowledge, do any grounds for any of the foregoing exist).

(j) Material Adverse Change. Parent has not, on a consolidated basis, suffered a change in its business, financial condition or results of operations since December 31, 2011 that has had a Material Adverse Effect on Parent.

(k) Financial Capacity. As of the Closing Date, Parent shall have sufficient cash and a sufficient number of authorized but unissued shares to fulfill its obligations with respect to the Merger Consideration.

(l) Allowance for Loan Losses. The allowance for loan losses reflected in the Parent SEC Documents, as of their respective dates, is adequate in all material respects under the requirements of GAAP to provide for reasonably estimated losses on outstanding loans.

(m) Deposit Insurance; Federal Home Loan Bank. The deposits of Bank are insured by the FDIC in accordance with FDIA, and Bank has paid all assessments and filed all reports required by the FDIA. Bank is a member in good standing of the Federal Home Loan Bank of Pittsburgh.

(n) Bank Secrecy Act, Anti-Money Laundering and OFAC and Customer Information. Parent is not aware of, has not been advised of, and has no reason to believe that any facts or circumstances exist, which would cause it or any of its Subsidiaries, or upon its formation and as of the Effective Time, Purchaser, to be deemed (i) to be operating in violation in any material respect of the Bank Secrecy Act, the Patriot Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (ii) not to be in satisfactory compliance in any material respect with the applicable privacy and customer information requirements contained in any federal and state privacy laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder, as well as the provisions of the information security program adopted by Parent pursuant to 12 C.F.R. Part 364. It is not aware of any facts or circumstances that would cause it to believe that any non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner that would cause it or any of its Subsidiaries to undertake any material remedial action. The Parent Board (or, where appropriate, the board of directors of any of Parent’s Subsidiaries, including Purchaser) has adopted and implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the Patriot Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the Patriot Act and the regulations thereunder, and it (or such other of its Subsidiaries, including Purchaser) has complied in all material respects with any requirements to file reports and other necessary documents as required by the Patriot Act and the regulations thereunder.

ARTICLE VI —

COVENANTS

Section 6.01 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of Seller and Parent agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby, including the satisfaction of the conditions set forth in ARTICLE VII hereof, and shall cooperate fully with the other party hereto to that end.

Section 6.02 Shareholder Approval. Seller agrees to use its reasonable best efforts to take, in accordance with applicable law and the Seller Articles and Seller Bylaws, all action necessary to convene a meeting of its shareholders (including any adjournment or postponement, the “Seller Meeting”), as promptly as practicable, to consider and vote upon the adoption and approval of this Agreement, as well as any other matters required to be approved by Seller’s Common Shareholders for consummation of the Merger. The Seller Board shall recommend that the shareholders of Seller vote in favor of such adoption and approval. Notwithstanding the preceding sentence, in the event that subsequent to the date of this Agreement the Seller Board determines after consultation with independent legal counsel that its fiduciary duties require it to withdraw, modify or qualify such recommendation, the Seller Board may, prior to the Seller Meeting, so withdraw, modify or qualify its adoption of this Agreement or such recommendation, provided, however, that the Seller shall nevertheless, subject to the provisions of this Section 6.02, submit this Agreement to the shareholders of Seller for adoption and approval at the Seller Meeting and shall use its reasonable best efforts to do so as promptly as practicable.

Section 6.03 Registration Statement.

(a) Parent agrees to prepare, pursuant to all applicable laws, rules and regulations, a registration statement on Form S-4 (the “Registration Statement”) to be filed by Parent with the SEC in connection with the issuance of Parent Common Stock in the Merger (including the proxy statement and prospectus and other proxy solicitation materials of Seller constituting a part thereof (the “Proxy/Prospectus”) and all related documents). Seller agrees to cooperate, and to cause its Subsidiaries to cooperate, with Parent, its counsel and its accountants, in preparation of the Registration Statement and the Proxy/Prospectus; and provided that Seller and its Subsidiaries have cooperated as required above, Parent agrees to file the Registration Statement, which will include the form of Proxy/Prospectus with the SEC as promptly as reasonably practicable but in no event later than 90 days after the date hereof. Each of Seller and Parent agrees to use all reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof. Parent also agrees to use all reasonable efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement. Seller agrees to furnish to Parent all information concerning Seller, its Subsidiaries, officers, directors and shareholders as may be reasonably requested in connection with the foregoing.

(b) Each of Seller and Parent agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy/Prospectus and any amendment or supplement thereto will, at the date of mailing to the Seller Common Shareholders and at the time of the Seller Meeting, as the case may be, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein in light of the circumstances under which such statement is made, not false or misleading. Each of Seller and Parent further agrees that if it shall become aware prior to the Effective Date of any information furnished by it that would cause any of the statements in the Proxy/Prospectus to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take the necessary steps to correct the Proxy/Prospectus.

(c) Parent agrees to advise Seller, promptly after Parent receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Parent Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

Section 6.04 Press Releases. Each of Seller and Parent agrees that it will not, without the prior approval of the other party, which shall not be unreasonably withheld, issue any press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise required by applicable law or regulation or Nasdaq rules.

Section 6.05 Access; Information.

(a) Seller agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford Parent and Parent’s officers, employees, counsel, accountants and other authorized representatives, such reasonable access upon prior notice and at mutually agreeable times during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, tax returns and work papers of independent auditors), properties, personnel and to such other information as Parent may reasonably request and, during such period, it shall furnish promptly to Parent (i) a copy of each material report, schedule and other document filed by Seller pursuant to federal or state securities or banking laws, and (ii) all other information concerning the business, properties and personnel of Seller as Parent may reasonably request. In no event, however, is Seller obligated to (i) provide access or disclose any information to Parent where such access or disclosure would violate any agreement not to disclose confidential information or applicable laws or regulations; or (ii) provide access to board minutes that discuss of the transactions contemplated by this Agreement, any Acquisition Proposal or any other subject matter Seller reasonably determines should be treated as confidential.

(b) Each of Parent and Seller agrees that it will not, and will cause its representatives not to, use any information obtained pursuant to this Section 6.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of law, each party will keep confidential, and will cause its representatives to keep confidential, all information and documents obtained pursuant to this Section 6.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) unless such party demonstrates that such information (i) was already known to such party, (ii) becomes available to such party from other sources not known by such party to be bound by a confidentiality obligation, (iii) is disclosed with the prior written approval of the party to which such information pertains or (iv) is or becomes readily ascertainable from published information or trade sources. No investigation by either party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party’s obligation to consummate the transactions contemplated by this Agreement.

(c) During the period from the date of this Agreement to the Effective Time, Seller shall cause one or more of its representatives to confer with representatives of Parent and report the general status of its ongoing operations at such times as Parent may reasonably request. Seller will promptly notify Parent of any material change in the normal course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving Seller or any of its Subsidiaries. Without limiting the foregoing, senior officers of Parent and Seller shall meet on a reasonably regular basis (expected to be at least monthly) to review the financial and operational affairs of Seller and its Subsidiaries, in accordance with applicable law, and Seller shall give due consideration to Parent’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, neither Parent nor any of its Subsidiaries shall under any circumstance be permitted to exercise control of Seller or any of its Subsidiaries prior to the Effective Time.

(d) Seller and Bank shall meet on a regular basis to discuss and plan for the conversion of the Seller’s data processing and related electronic informational systems to those used by Bank, which planning shall include, but not be limited to, discussion of the possible termination by Seller of third-party service provider arrangements effective at the Effective Time or at a date thereafter, non-renewal of personal property leases and software licenses used by Seller in connection with its systems operations, retention of outside consultants and additional employees to assist with the conversion, and outsourcing, as appropriate, of proprietary or self-provided system services, it being understood that Seller shall not be obligated to take any such action prior to the Effective Time and, unless Seller otherwise agrees, no conversion shall take place prior to the Effective Time. In the event that Seller takes, at the request of Bank, any action relative to third parties to facilitate the conversion that results in the imposition of any termination fees or charges, Bank shall indemnify Seller for any such fees and charges, and the costs of reversing the conversion process, if for any reason the Merger is not consummated for any reason other than a breach of this Agreement by Seller.

(e) During the period from the date of this Agreement to the Effective Time, Parent will promptly notify Seller of any material change in the normal course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving Parent or any of its Subsidiaries.

Section 6.06 Acquisition Proposals.

(a) Seller agrees that after the date hereof, neither it nor any of its Subsidiaries nor any of its respective officers and directors or the officers and directors of any of its Subsidiaries shall, and it shall direct and use its reasonable best efforts to cause its employees and agents, including any investment banker, attorney or accountant retained by it or by any of its subsidiaries (collectively, its “Representatives”) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any Acquisition Proposal, or, except to the extent that the Seller Board determines, in good faith, after consultation with its outside financial and legal advisors, that such action is required in order for the Seller Board to comply with its fiduciary duties, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal or otherwise facilitate any effort or attempt to implement or make an Acquisition Proposal (and in any event, Seller shall not provide any confidential information or data to any Person in connection with an Acquisition Proposal unless such Person shall have executed a confidentiality agreement on terms at least as favorable as those contained in the Confidentiality Agreement). “Acquisition Proposal” means any proposal or offer with respect to the following involving Seller or any of its Significant Subsidiaries: (1) any merger, consolidation, share exchange, business combination or other similar transaction; (2) any sale, lease, exchange, pledge, transfer or other disposition of 25% or more of its consolidated assets or liabilities in a single transaction or series of transactions; (3) any tender offer or exchange offer for, or other acquisition of, 25% or more of the outstanding shares of its capital stock; or (4) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing, other than the Merger provided for in this Agreement. Notwithstanding anything in this Agreement to the contrary, Seller shall (i) promptly (but in no event later than 2 business days) advise Parent, orally and in writing, of (x) the receipt by it (or any of the other persons referred to above) of any Acquisition Proposal, or any inquiry which could reasonably be expected to lead to an Acquisition Proposal, or any material modification of or material amendment to any Acquisition Proposal, or any request for nonpublic information relating to Seller or any of its Subsidiaries or for access to the properties, books or records Seller or any of its Subsidiaries by any Person or entity that informs the Seller Board or the board of directors of any of its Subsidiaries that it is considering making, or has made, an Acquisition Proposal and (y) the material terms and conditions of such proposal or inquiry (whether written or oral) or modification or amendment to an Acquisition Proposal, and (ii) keep Purchaser fully informed of the status and details of any such proposal or inquiry and any developments with respect thereto. Seller shall use its reasonable best efforts to enforce any existing confidentiality or standstill agreements in accordance with the terms thereof, and shall immediately take all steps necessary to terminate any approval that may have been heretofore given under any such provisions authorizing any Person to make an Acquisition Proposal. “Significant Subsidiary” has the meaning ascribed to that term in Rule 1-02 of Regulation S-X under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(b) Seller and its Subsidiaries shall immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Parent) conducted heretofore with respect to any of the foregoing, and shall use reasonable best efforts to cause all Persons other than Parent who have been furnished confidential information regarding Seller or its Subsidiaries in connection with the solicitation of or discussions regarding an Acquisition Proposal within the 12 months prior to the date hereof promptly to return or destroy such information. Neither Seller nor the Seller Board shall approve or take any action to render inapplicable to any Acquisition Proposal any applicable Takeover Laws or Takeover Provisions.

Section 6.07 Financial and Other Statements.

(a) Promptly upon receipt thereof, Seller will furnish to Parent copies of each annual, interim or special audit of the books of Seller and its Subsidiaries made by its independent auditors and copies of all internal control reports submitted to Seller by such auditors in connection with each annual, interim or special audit of the books of Seller and its Subsidiaries made by such auditors. Without limiting the generality of the foregoing, Seller shall use commercially reasonable efforts to deliver audited financial statements for the fiscal year ended December 31, 2011 to Parent as soon as practicable and in no event later than 120 calendar days following December 31, 2011.

(b) During the period from the date of this Agreement to the Effective Time, Seller shall promptly furnish Parent with copies of all monthly and other interim financial statements produced in the ordinary course of business as the same shall become available.

(c) With reasonable promptness, Seller will furnish to Parent such additional financial data that Seller possesses and as Parent may reasonably request, including without limitation, detailed monthly financial statements and loan reports.

(d) To the extent permitted by applicable law, Seller will advise Parent promptly of the receipt of any examination report of any Regulatory Authority with respect to the condition or activities of Seller or any of its Subsidiaries.

(e) To the extent permitted by applicable law, Parent will advise Seller promptly of the receipt of any examination report of any Regulatory Authority with respect to the condition or activities of Parent or any of its Subsidiaries.

Section 6.08 [Reserved.] Reports. Each of Seller and Parent shall file (and shall cause Seller’s Subsidiaries and Purchaser’s Subsidiaries, respectively, to file), between the date of this Agreement and the Effective Time, all reports required to be filed by it with the SEC (if applicable) and any other Regulatory Authorities having jurisdiction over such party, and Seller shall deliver to Parent copies of all such reports promptly after the same are filed. Any financial statements contained in any reports to a Regulatory Authority shall be prepared in accordance with requirements applicable to such reports.

Section 6.10 Nasdaq Listing. Purchaser will use all reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the Nasdaq, subject to official notice of issuance, as promptly as practicable, and in any event before the Effective Time.

Section 6.11 Regulatory Applications.

(a) Parent, Purchaser and Seller and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to prepare all documentation, to timely effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement. Each party hereto agrees that it will consult with the other party hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party apprised of the status of material matters relating to completion of the transactions contemplated hereby. Any initial filings with Governmental Authorities shall be made by Parent and Purchaser, as applicable, as soon as reasonably practicable after the execution hereof but, provided that Seller has cooperated as described above, in no event later than 30 days after the date hereof. Subject to applicable laws relating to the exchange of information, each of Parent, Purchaser and Seller shall, to the extent practicable, consult with the other on all material written information submitted to any third party and/or any Governmental Authority in connection with the Merger and the other transactions contemplated by this Agreement. In exercising the foregoing right, each of such parties agrees to act reasonably and as promptly as practicable.

(b) Each party agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any third party or Governmental Authority.

Section 6.12 Seller Employees; Director and Management; Indemnification.

(a) All employees of Seller and its Subsidiaries as of immediately prior to the Effective Time shall be employed by Parent or one or more of its Subsidiaries (including the Bank) immediately following the Effective Date (the “Continuing Employees”). Such employment of the Continuing Employees shall be subject to Parent’s and its Subsidiaries’ usual terms, conditions and policies of employment. To the extent that the Continuing Employees do not continue to be covered after the Effective Time by the Plans that provide medical, dental and other welfare benefits (the “Seller Welfare Plans”), (i) for the calendar year including the Closing Date, the Continuing Employees shall not be required to satisfy any deductible, co-payment, out-of-pocket maximum or similar requirements under the benefit plans maintained by Parent or its Subsidiaries (the “Parent Group Plans”) that provide medical, dental and other welfare benefits (collectively, the “Parent Welfare Plans”) to the Continuing Employees to the extent of amounts previously credited for such purposes under the corresponding Seller Welfare Plans and under which such Continuing Employees participated at the Effective Time and (ii) any waiting periods, pre-existing condition exclusions and requirements to show evidence of good health contained in such Parent Welfare Plans shall be waived with respect to the Continuing Employees (except to the extent any such waiting period, pre-existing condition exclusion, or requirement to show evidence of good health applied under the corresponding Seller Welfare Plan in which the participant participated or was otherwise eligible to participate). Continuing Employees shall be given credit for their service with Seller under Parent’s vacation and short-term disability plans.

(b) Parent agrees to honor, or to cause one of its Subsidiaries to honor, in accordance with their terms, all employment agreements, as amended, listed or described on Section 6.12(b)(i) of the Disclosure Schedule, subject to any limitations imposed under applicable law or by any Regulatory Authority; provided, however, that the foregoing shall not prevent Parent or any of its Subsidiaries from amending or terminating any such agreement in accordance with its terms and applicable law.

(c) After the Effective Date, each Continuing Employee who was not a party to an agreement listed on Section 6.12(b) of the Disclosure Schedule and whose employment with Parent (or one of its Subsidiaries) is terminated by Parent (or the applicable Subsidiary) without cause (as determined by Parent in its discretion) within eight months following the Effective Date shall receive severance in accordance with Section 6.12(c) of the Disclosure Schedule, subject to any limitations imposed under applicable law or by any Regulatory Authority.

(d) Notwithstanding anything contained herein to the contrary, (i) neither Parent nor any of its Subsidiaries are obligated to continue to employ any employee of Seller for any period of time following the Effective Date, (ii) nothing in this Agreement shall limit the ability of Parent or its Subsidiaries from revising, amending or terminating any Plan, Parent Group Plan or other employee benefit plan, program or policy from time to time, (iii) nothing in this Agreement shall be construed as an amendment of any Plan or Parent Group Plan, and (iv) no provision of this Section 6.12(d) shall create any third party beneficiary rights in any employee or former employee (including any beneficiary or dependent of such employee or former employee) of Seller or any of its Subsidiaries in respect of continued employment (or resumed employment) or any other matter.

(e) Prior to the Effective Date, Seller shall take all actions reasonably requested by Parent that may be necessary or appropriate to (i) cause one or more Plans to terminate as of the Effective Date, or as of the date immediately preceding the Effective Date, (ii) cause benefit accruals and entitlements under any Plan to cease as of the Effective Date, or as of the date immediately preceding the Effective Date, (iii) cause the continuation on and after the Effective Date of any contract, arrangement or insurance policy relating to any Plan for such period as may be requested by Parent, or (iv) facilitate the merger of any Plan into any employee benefit plan maintained by Parent. All resolutions, notices, or other documents issued, adopted or executed in connection with the implementation of Sections 6.12(e), (f) and (g) shall be subject to Parent’s prior review and approval.

(f) As of the end of the last payroll period preceding the Effective Date (or as of such other date as agreed upon by Seller and Parent in writing), Seller shall take all actions necessary or appropriate to terminate the Seller 401(k) Plan in compliance with all applicable requirements of Section 401(a) of the Code and applicable law. As of the Effective Date (or as soon as practicable thereafter), the Continuing Employees shall be eligible to participate in the Thrift Plan for Employees of S&T Bank. Continuing Employees will be given credit for their service with Seller and its Subsidiaries for purposes of eligibility and vesting purposes (but not for benefit accrual purposes) under the Thrift Plan for Employees of S&T Bank.

(g) Seller shall take all necessary actions to ensure that there are no excess parachute payments being made to disqualified individuals (“Disqualified Individuals”) within the meaning of Section 280G of the Code and the regulations issued thereunder. If upon review of the payments to be received that are contingent on the Merger, there may be an excess parachute payment, Seller shall either submit for approval the payments by Seller’s shareholders in conformance with Section 280G(b)(5)(B) prior to or at the Seller Meeting or the affected Disqualified Individual shall waive the excess parachute payment prior to the Seller Meeting.

(h) Prior to the Effective Time, Seller shall cooperate with Parent to allow Parent, in its sole discretion, to (i) arrange and conduct for employees of Seller and its Subsidiaries, an open enrollment period for Parent Group Plans (to the extent such plans will be made available to such employees) and employee orientation sessions (with such sessions to be held at times reasonably agreed to by Parent and Seller, and (ii) meet with employees of Seller and its Subsidiaries (either individually or in groups) during breaks, outside of scheduled work hours or as otherwise agreed to by Parent and Seller.

(i) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Date, a director, officer or employee of Seller (the “Indemnified Parties”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director or officer of Seller, or any of its Subsidiaries or any of their respective predecessors or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Date, the parties hereto agree to cooperate and use their reasonable best efforts to defend against and respond thereto. On and after the Effective Date, Parent shall indemnify and hold harmless, as and to the fullest extent permitted by law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney’s fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of any undertaking required by applicable law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Date), the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with Parent; provided, however, that (1) Parent shall have the right to assume the defense thereof and upon such assumption Parent shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if Parent elects not to assume such defense or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are issues which raise conflicts of interest between Purchaser and the

Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them after notification, and Parent shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) Parent shall be obligated pursuant to this paragraph to pay for only one firm of counsel to represent all Indemnified Parties, unless one or more counsel for the Indemnified Parties reasonably advises the Indemnified Parties that conflicts-of-interest concerns among the Indemnified Parties require more than one firm to provide such representation, (3) Parent shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld), and (4) Parent shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law or to any Indemnified Party that commits fraud. Any Indemnified Party wishing to claim Indemnification under this Section 6.12(i), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent thereof, provided that the failure of any Indemnified Party to so notify Parent shall not relieve it of its obligations hereunder except (and only) to the extent that such failure materially prejudices Parent. Parent’s obligations under this Section 6.12(i) continue in full force and effect for a period of six years from the Effective Date; provided, however, that all rights to indemnification in respect of any claim (a “Claim”) asserted or made within such period shall continue until the final disposition of such Claim.

(j) Parent agrees that all rights to indemnification and all limitations on liability existing in favor of the directors, officers and employees of Seller and any of its Subsidiaries (the “Covered Parties”) as provided in their respective articles of incorporation, bylaws or similar governing documents as in effect as of the date of this Agreement with respect to matters occurring prior to the Effective Date shall survive the Merger and shall continue in full force and effect, and shall be honored by such entities or their respective successors as if they were the indemnifying party thereunder, without any amendment thereto, for a period of six years from the Effective Date; provided, however, that all rights to indemnification in respect of any Claim asserted or made within such period shall continue until the final disposition of such Claim; provided, further, however, that nothing contained in this Section 6.12(j) shall be deemed to preclude the liquidation, consolidation or merger of Seller or any of its Subsidiaries, in which case all of such rights to indemnification and limitations on liability shall be deemed to so survive and continue as an obligation of Parent and the successor to Seller or its Subsidiary notwithstanding any such liquidation, consolidation or merger.

(k) Parent, from and after the Effective Date, will cause the persons who served as directors or officers of Seller on or before the Effective Date to be covered by Seller’s existing directors’ and officers’ liability insurance policy (provided that Parent may, at its own cost, substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous than such policy) but in no event shall any insured person be entitled under this Section 6.12(k) to insurance coverage more favorable than that provided to him or her in such capacities as of the date hereof with respect to acts or omissions resulting from their service as such on or prior to the Effective Date. Such insurance coverage shall commence on the Effective Date and will be provided for a period of no less than three years after the Effective Date; provided, however, that in no event shall Parent be required to expend more than 200% of the current amount expended by Seller (the “Insurance Amount”) to maintain or procure insurance coverage pursuant hereto and, if such premiums for such insurance would at any time exceed 200% of the Insurance Amount, then Parent shall cause to be maintained policies of insurance which, in Parent’s good faith determination, provide the maximum coverage available at annual premium equal to 200% of the Insurance Amount. Seller agrees to renew any such existing insurance or to purchase any “discovery period” insurance provided for thereunder at Parent’s request and expense, subject to the 200% limit.

(l) Parent shall pay (as incurred) all expenses, including reasonable fees and expenses of counsel, that an Indemnified Party or Covered Party may incur in enforcing the indemnity and other obligations provided for in this Section 6.13.

(m) In the event Parent or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent assume the indemnity obligations set forth in this Section 6.12(m).

(n) The provisions of Sections 6.13(i), (j), (k), (l) and (m) are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and their respective heirs and representatives.

Section 6.13 Notification of Certain Matters. Each of Seller and Parent shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein. Seller shall promptly inform Parent upon receiving notice of any legal, administrative, arbitration or other proceedings, demands, notices, audits or investigations by any Governmental Authority relating to the alleged liability of Seller or any of its Subsidiaries under any labor or employment law.

Section 6.14 Advisory Board.

(a) Promptly following the Effective Time, Parent will establish the Washington County Advisory Board (the “Advisory Board”) and each of the members of the Seller Board will be asked to serve on such Advisory Board for a period of eighteen (18) months, during which period there shall be no more than six (6) quarterly meetings.

(b) Individuals serving as advisory directors pursuant to Section 6.14(a) shall receive the compensation of at least $250 per meeting of Advisory Board service.

Section 6.15 Tax Treatment. Each of Parent and Seller agrees not to take any actions subsequent to the date of this Agreement that would adversely affect the qualification of the Merger as a reorganization under Section 368(a) of the Code. Each of Parent and Seller agrees to take any action as may be reasonably required, if such action may be reasonably taken, to reverse the impact of any past actions that would adversely impact the qualification of the Merger as a reorganization under Section 368(a) of the Code.

Section 6.16 No Breaches of Representations and Warranties. Between the date of this Agreement and the Effective Time, without the written consent of the other party, each of Parent and Seller will not do any act or suffer any omission of any nature whatsoever that would cause any of the representations or warranties made in ARTICLE V of this Agreement to become untrue or incorrect in any material respect.

Section 6.17 Consents. Each of Parent and Seller shall use its reasonable best efforts to obtain any required consents to the transactions contemplated by this Agreement.

Section 6.18 Insurance Coverage. Seller shall cause each of the policies of insurance listed in its Disclosure Schedule (or replacement policies with substantially similar coverages, terms and conditions) to remain in effect between the date of this Agreement and the Effective Date.

Section 6.19 Correction of Information. Each of Parent and Seller shall promptly correct and supplement any information furnished under this Agreement so that such information shall be correct and complete in all material respects at all times, and shall include all facts necessary to make such information correct and complete in all material respects at all times, provided that any such correction that may result in a material change to a party’s Disclosure Schedule shall not be made without the prior written consent of the other party.

Section 6.20 Confidentiality. Except for the use of information in connection with the Registration Statement described in Section 6.03 hereof and any other governmental filings required in order to complete the transactions contemplated by this Agreement, all information (collectively, the “Information”) received by each of Seller and Parent from the other, pursuant to the terms of this Agreement shall be kept in strictest confidence; provided that, subsequent to the filing of the Registration Statement with the SEC, this Section 6.20 shall not apply to information included in the Registration Statement or to be included in the official Proxy/Prospectus to be sent to the shareholders of Seller under Section 6.03. Seller and Parent agree that the Information will be used only for the purpose of completing the transactions contemplated by this Agreement. Seller and Parent agree to hold the Information in strictest confidence and shall not use, and shall not disclose directly or indirectly any of such Information except when, after and to the extent such Information (i) is or becomes generally available to the public other than through the failure of Seller or Parent to fulfill its obligations hereunder, (ii) was already known to the party receiving the Information on a nonconfidential basis prior to the disclosure or (iii) is subsequently disclosed to the party receiving the Information on a nonconfidential basis by a third party having no obligation of confidentiality to the party disclosing the Information. It is agreed and understood that the obligations of Seller and Parent contained in this Section 6.20 shall survive the Closing or termination of this Agreement. Seller and Parent shall cause their Subsidiaries to honor the confidentiality provisions of this section.

Section 6.21 Certain Policies. Prior to the Effective Date, to the extent permitted by law, Seller shall, consistent with GAAP and on a basis mutually satisfactory to it and Parent, modify and change its loan, investments, liquidity, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of Purchaser; provided, however, that Seller shall not be obligated to take any such action pursuant to this Section 6.21 unless and until (i) Parent irrevocably acknowledges to Seller in writing that all conditions to its obligation to consummate the Merger have been satisfied; and (ii) Parent irrevocably waives in writing any and all rights that it may have to terminate this Agreement and Seller has obtained the approval of this Agreement from its shareholders.

Section 6.22 Formation of Purchaser. As soon as practicable after the date hereof, and in any event prior to the Effective Time, Parent shall take all action necessary to cause Purchaser (i) to be duly and validly formed and (ii) promptly thereafter to deliver an executed joinder to this Agreement, substantially in the form attached as Exhibit B (the “Joinder”). Parent shall take all action necessary to cause Purchaser to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

ARTICLE VII —

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 7.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each of Parent, Purchaser and Seller to consummate the Merger is subject to the fulfillment or written waiver by Parent, Purchaser and Seller prior to the Effective Time of each of the following conditions:

(a) Shareholder Approval. This Agreement shall have been duly adopted by the requisite vote of Seller’s Common Shareholders.

(b) Regulatory Approvals. All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain (i) any conditions, restrictions or requirements that the Parent Board reasonably determines would either before or after the Effective Time have a Material Adverse Effect on Purchaser after giving effect to the consummation of the Merger, or (ii) any conditions, restrictions or requirements that the Parent Board reasonably determines would either before or after the Effective Date be unduly burdensome.

(c) No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and prohibits consummation of the transactions contemplated by this Agreement.

(d) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and, if the offer and sale of Parent Common Stock in the Merger is subject to the blue sky laws of any state, shall not be subject to a stop order of any state securities commissioner.

(e) Nasdaq Listing. The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on Nasdaq, subject to official notice of issuance.

(f) Tax Opinion. On the basis of facts, representations and assumptions which shall be consistent with the state of facts existing as of the Closing Date, Parent and Seller shall each have received an opinion from counsel to Parent, dated the Closing Date, substantially to the effect that on the basis of the facts, representations and assumptions set forth or referred to in such opinion, (1) the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code; (2) each holder of Seller Common Stock who receives Parent Common Stock and cash (other than cash in lieu of fractional shares in Parent Common Stock) in the Merger in exchange for the holder’s shares of Seller Common Stock will recognize the gain, if any, realized by the holder, in an amount not in excess of the amount of cash received (other than cash received instead of a fractional share interest in Parent Common Stock), but will not recognize any loss on the exchange; and (3) a holder of Seller Common stock who receives cash instead of a fractional share interest in Parent Common stock will recognize gain or loss equal to the difference between the cash received and the portion of the basis of the holder’s shares of Seller Common Stock allocable to that fractional share interest.

Section 7.02 Conditions to Obligation of Seller. The obligation of Seller to consummate the Merger is also subject to the fulfillment or written waiver by Seller prior to the Effective Time of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Purchaser set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except to the extent that they by their terms speak as of an earlier date, in which case they shall be true and correct as of such earlier date); provided, however, that for purposes of determining the satisfaction of this condition, no effect shall be given to any exception or qualification in such representations and warranties relating to materiality or Material Adverse Effect, and provided, further, that, for purposes of this condition, such representations and warranties (other than those set forth in Section 5.03(b), which shall be true and correct in all material respects) shall be deemed to be true and correct in all respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, results or would reasonably be expected to result in a Material Adverse Effect on Parent. Seller shall have received a certificate, dated the Effective Date, signed on behalf of Parent and Purchaser by a Senior Executive Vice President or an Executive Vice President of Parent to such effect.

(b) Performance of Obligations of Parent and Purchaser. Each of Parent and Purchaser shall have performed in all material respects all obligations required to be performed by such under this Agreement at or prior to the Effective Time, and Seller shall have received a certificate, dated the Effective Date, signed on behalf of Purchaser and Parent by a Senior Executive Vice President or an Executive Vice President of Purchaser to such effect.

(c) Delivery of Joinder. Seller shall have received from Purchaser the Joinder.

Section 7.03 Conditions to Obligation of Parent and Purchaser. The obligation of Parent and Purchaser to consummate the Merger is also subject to the fulfillment or written waiver by Parent prior to the Effective Time of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Seller set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except to the extent that they by their terms speak as of an earlier date, in which case they shall be true and correct as of such earlier date); provided, however, that for purposes of determining the satisfaction of this condition, no effect shall be given to any exception or qualification in such representations and warranties relating to materiality or Material Adverse Effect, and provided, further, that, for purposes of this condition, such representations and warranties (other than those set forth in Section 5.02(b), which shall be true and correct in all material respects) shall be deemed to be true and correct in all respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, results or would reasonably be expected to result in a Material Adverse Effect on the Seller. Parent shall have received a certificate, dated the Effective Date, signed on behalf of Seller by the Chief Executive Officer and the Chief Financial Officer of Seller to such effect.

(b) Performance of Obligations of Seller. Seller shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Parent shall have received a certificate, dated the Effective Date, signed on behalf of Seller by the Chief Executive Officer and the Chief Financial Officer of Seller to such effect.

(c) Absence of Appraisal Demands. Rights to demand appraisal under the PBCL shall have expired or shall otherwise be unavailable with respect to at least 90% of the outstanding shares of Seller Common Stock (excluding shares of Seller Common Stock to be canceled as provided in Section 3.01(b)).

ARTICLE VIII —

TERMINATION

Section 8.01 Termination. This Agreement may be terminated, and the Merger may be abandoned:

(a) Mutual Consent. At any time prior to the Effective Time, by the mutual written consent of Parent and Seller.

(b) Breach. At any time prior to the Effective Time, by Parent or Seller in the event of either: (i) a breach by the other party of any representation or warranty contained herein (subject to the standard set forth in Section 5.02), which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; or (ii) a breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach, provided that (A) such breach (under either clause (i) or (ii)) would entitle the non-breaching party not to consummate the Merger under ARTICLE VII, and (B) the terminating party is not itself in material breach of any provision of this Agreement.

(c) Delay. At any time prior to the Effective Time, by Parent or Seller, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Merger is not consummated by December 31, 2012, except to the extent that the failure of the Merger then to be consummated arises out of or results from the knowing action or inaction of the party seeking to terminate pursuant to this Section 8.01(c).

(d) No Approval. By Seller or Parent in the event (i) the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority or an application therefor shall have been permanently withdrawn at the invitation, request or suggestion of a Governmental Authority; (ii) the Seller Common Shareholders fail to adopt this Agreement at the Seller Meeting and approve the Merger; or (iii) any of the closing conditions have not been met as required by ARTICLE VII hereof.

(e) Adverse Action. By Parent, if (i) the Seller Board submits this Agreement (or the plan of merger contained herein) to its shareholders without a recommendation for approval or with any adverse conditions on, or qualifications of, such recommendation for approval; or (ii) the Seller Board otherwise withdraws or materially and adversely modifies (or discloses its intention to withdraw or materially and adversely modify) its recommendation referred to in Section 6.02; or (iii) the Seller Board recommends to its shareholders an Acquisition Proposal other than the Merger.

(f) By Seller, if the Seller Board so determines by the vote of a majority of its members, at any time during the five business day period commencing with the Determination Date, if both of the following conditions are satisfied:

(i) The Parent Market Value on the Determination Date is less than the Initial Parent Market Value multiplied by 0.80; and

(ii)(A) the quotient obtained by dividing the Parent Market Value on the Determination Date by the Initial Parent Market Value (such quotient being referred to herein as the “Parent Ratio”) shall be less than (B) the quotient obtained by dividing the Final Index Price by the Initial Index Price (the “Index Ratio”) and subtracting 0.20 from the Index Ratio; subject, however, to the following three sentences. If Seller elects to exercise its termination right pursuant to the immediately preceding sentence, it shall give prompt written notice thereof to Parent (provided that such notice of election to terminate may be withdrawn at any time within the aforementioned five business day period). During the five business day period commencing with its receipt of such notice, Parent shall have the option of increasing the consideration to be received by Seller Common Shareholders by adjusting the Common Stock Exchange Ratio to an amount which, when multiplied by the Parent Market Value on the Determination Date, equals the lesser of (i) $9.22 or (ii) $9.22 multiplied by the Index Ratio. If Parent makes an election contemplated by the preceding sentence within such five business day period, it shall give prompt written notice to Seller of such election and the revised Common Stock Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 8.01(f) and this Agreement shall remain in full force and effect in accordance with its terms (except that the Common Stock Exchange Ratio shall have been so modified).

For purposes of this Section 8.01(f), the following terms shall have the meanings indicated below:

“Determination Date” shall mean the later of (i) the date on which the last required approval of a Governmental Authority is obtained with respect to the transactions contemplated by the Agreement without regard to any requisite waiting period or (ii) the date of the Seller Meeting to consider this Agreement and the transactions contemplated hereby.

“Final Index Price” means the closing price of the Nasdaq Bank Index as of the Determination Date.

“Index Group” means the Nasdaq Bank Index.

“Initial Index Price” means the closing price of the Nasdaq Bank Index as of the Starting Date.

“Initial Parent Market Value” equals the closing price of Parent Common Stock on the Starting Date, adjusted as indicated in the last sentence of this Section 8.01(f).

“Parent Market Value on the Determination Date” shall be the average of the daily closing sales prices of a share of Parent Common Stock as reported on Nasdaq for the ten consecutive trading days immediately preceding the Determination Date.

“Starting Date” means the last trading date before the date of this Agreement.

If any company belonging to the Index Group or the Parent declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares, or similar transaction between the Starting Date and the Determination Date, the prices for the common stock of such company or the Parent Common Stock shall be appropriately adjusted for the purposes of applying this Section 8.01(f).

Section 8.02 Effect of Termination and Abandonment; Enforcement of Agreement. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this ARTICLE VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (i) as set forth in Sections 8.03 and 9.01; and (ii) that termination will not relieve a breaching party from liability or damages for any willful breach of this Agreement giving rise to such termination. Notwithstanding anything contained herein to the contrary, the parties hereto agree that irreparable damage will occur in the event that a party breaches any of its obligations, duties, covenants and agreements contained herein. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled by law or in equity.

Section 8.03 Termination Fee.

(a) Seller shall pay to Purchaser by wire transfer in same day funds within two business days of a termination contemplated by this Section 8.03(a), a termination fee in the amount of Eight Hundred Seventy Five Thousand Dollars ($875,000) (the “Termination Fee”) if this Agreement is terminated: (i) by Parent pursuant to Section 8.01(e) or (ii) by Parent pursuant to Section 8.01(d)(ii), provided that, if either Parent or Seller terminates the Agreement following the failure of the Seller Common Shareholders to adopt this Agreement at the Seller Meeting and approve the Merger as set forth in clause (ii) of Section 8.01(d), the Seller shall only be required to pay the Termination Fee in the event that such failure is the result of one of the actions set forth in Section 8.01(e).

(b) Seller acknowledges that the agreements contained in this Section 8.03 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement. Accordingly, if Seller fails to pay timely any amount due pursuant to this Section 8.03 and, in order to obtain such payment, Parent commences a suit that results in a judgment against Seller for the amount payable to Parent pursuant to this Section 8.03, Seller shall pay to Parent its costs and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on the amount so payable at the applicable Federal Funds rate.

ARTICLE IX —

MISCELLANEOUS

Section 9.01 Survival. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than Sections 6.12, 6.14, 6.15 and 6.20 and this ARTICLE IX which shall survive the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Sections 6.03(b), 6.04, 6.05(b), 6.20, 8.02, and this ARTICLE IX which shall survive such termination).

Section 9.02 Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (i) waived by the party benefited by the provision, or (ii) amended or modified at any time, by an agreement in writing between the parties hereto executed in the same manner as this Agreement, except to the extent that any such amendment would violate applicable law or require resubmission of this Agreement or the plan of merger contained herein to the shareholders of Seller.

Section 9.03 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

Section 9.04 Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of Commonwealth of Pennsylvania applicable to contracts made and to be performed entirely within such Commonwealth (except to the extent that mandatory provisions of federal law are applicable).

Section 9.05 Expenses. Except as set forth in Section 8.03(b) of this Agreement, each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

Section 9.06 Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to Seller, to:

Gateway Bank of Pennsylvania

3402 Washington Rd.

McMurray, PA 15317-2907

Attention: William J. Burt

Facsimile No. (724) 969-0757

With a copy to:

Metz Lewis Brodman Must O’Keefe LLC

11 Stanwix Street, 18th Floor

Pittsburgh, PA 15222

Attention: Kenneth C. Thiess

Facsimile No: (412) 918-1199

If to Parent or Purchaser, to:

S&T Bancorp, Inc.

800 Philadelphia Street

Indiana, Pennsylvania 15701-3921

Attention: Todd D. Brice

Facsimile No: (724) 465-1414

With a copy to:

Arnold & Porter LLP

555 Twelfth Street, NW

Washington, DC 20004

Attention: Robert B. Ott

Paul D. Freshour

Facsimile No: (202) 942-5999

Section 9.07 Entire Understanding; No Third Party Beneficiaries. This Agreement and any separate agreement entered into by the parties of even date herewith represent the entire understanding of the parties hereto with reference to the transactions contemplated hereby and thereby and this Agreement supersedes any and all other oral or written agreements heretofore made (other than any such separate agreement). Nothing in this Agreement, whether express or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement; provided that the Indemnified Parties shall be third party beneficiaries of and entitled to enforce Section 6.12.

Section 9.08 Interpretation; Effect. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” When a reference is made in this Agreement to a Person giving or receiving any notice or communication or having been threatened or advised of some matter or having had a claim made by or against such Person, such information shall only have been deemed given, received, or made if it was received in writing by such Person, if an individual, or by a director or executive officer of such Person, if an entity.

Section 9.09 Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby.

Section 9.10 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and will in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination, the parties will negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

Section 9.11 Assignment. Except to the extent provided in this Agreement, Parent, Purchaser and Seller may not assign any of their rights or obligations under this Agreement to any other Person, except upon the prior written consent of the other party. Any purported agreement in violation hereof shall be void.

Section 9.12 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

GATEWAY BANK OF PENNSYLVANIA

By:	/s/ William J. Burt
Name: William J. Burt
Title: President and Chief Executive Officer

S&T BANCORP, INC.

By:	/s/ Todd D. Brice
Name: Todd D. Brice
Title: President and Chief Executive Officer

Agreement and Plan of Merger Signature Page